As filed with the Securities and Exchange Commission on August 7, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Orbital Sciences Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	3812 (Primary Standard Industrial Classification Code Number)	06-1209561 (I.R.S. Employer Identification No.)

21839 Atlantic Boulevard

Dulles, Virginia 20166
(703) 406-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Garrett E. Pierce

Vice Chairman and Chief Financial Officer
Orbital Sciences Corporation
21839 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000
(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Eve N. Howard, Esq.
John B. Beckman, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount Of
Title Of Each Class	Amount To Be	Offering Price	Aggregate	Registration
Of Securities To Be Registered	Registered	Per Note (1)	Offering Price (1)	Fee

9% Senior Notes due 2011	$135,000,000	$1,000	$135,000,000	$10,922

(1)	Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, based upon the book value of the 9% Senior Notes due 2011 sought in exchange.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 7, 2003

$135,000,000

Orbital Sciences Corporation

OFFER TO EXCHANGE ALL OUTSTANDING

9% SENIOR NOTES DUE 2011

FOR

9% SENIOR NOTES DUE 2011

REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

Interest Payable January 15 and July 15

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON                     , 2003, UNLESS EXTENDED.

•	We hereby offer to exchange all outstanding notes that are validly tendered and not withdrawn for an equal amount of a new series of notes which are registered under the Securities Act of 1933.

•	The exchange offer will expire at 5:00 P.M., New York City time, on , 2003, unless extended.

•	The exchange is subject to customary conditions, including that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	You may withdraw your tender of your outstanding notes at any time before the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes to be issued are substantially identical to the outstanding notes, except they are registered under the Securities Act of 1933 and are therefore freely transferable.

•	You may only tender your outstanding notes in denominations of $1,000 and multiples of $1,000.

•	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

Please see “Risk Factors” beginning on page 9 for a discussion of risk factors you should consider in connection with the exchange offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

      The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates by reference certain business and financial information about us that is not included in or delivered with this document. You may obtain copies of the documents incorporated by reference in this document, without charge, by writing us at the following address or calling us at the following telephone number:

Orbital Sciences Corporation

21839 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000
Attention: General Counsel

      To obtain timely delivery of documents requested, you must request the information no later than five business days prior to the expiration date for the exchange offer.

SUMMARY

      The following summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents to which this document refers you, including the Letter of Transmittal. In addition, you should carefully consider the factors set forth under the caption “Risk Factors.” Unless the context otherwise requires, the terms “we,” “our,” “us” and “Orbital” mean, collectively, Orbital Sciences Corporation, the issuer of the notes, and its subsidiaries and their predecessors.

Our Business

      We design and manufacture small space and missile systems for the U.S. Department of Defense (“DoD”) and other U.S. government agencies, and for global commercial and scientific customers. Our core competencies include technical expertise in the design, development and production of highly reliable and economical suborbital rockets and space launch vehicles, geosynchronous Earth orbit (“GEO”) and low-Earth orbit (“LEO”) satellites, and other space-related and missile systems. As a result of our expertise and experience in designing and manufacturing a broad range of small space and missile systems, we believe we are in a strong position to capitalize on the growing demand for such systems for use in missile defense, military and intelligence operations, and commercial communications programs, and to take advantage of continuing government-sponsored initiatives for space-based scientific research and planetary exploration initiatives. Over the last 21 years, we have performed 163 space and suborbital rocket launches, built and delivered 90 satellites, and supplied space systems and related mission support services on 24 other space missions. Since 1997, our launch vehicles, satellites and related space systems have performed with a 98% success rate on 105 missions.

      We provide our products and services through three business segments:

•	Launch Vehicles and Advanced Programs. We design, manufacture and operate suborbital launch vehicles and missile defense boosters that are used as target and interceptor vehicles for U.S. missile defense programs, and ground- and air-launched rockets that deliver satellites into orbit.

•	Satellites and Related Space Systems. We design and manufacture satellites and related space systems, including GEO, LEO and planetary spacecraft, for communications, remote sensing and scientific missions. In addition, we provide sophisticated space-related technical engineering services and products.

•	Electronic Systems. We design, produce and support transportation management systems for public transit agencies and private vehicle fleet operators. We do not consider this product line to be core to our business.

Recent Developments

      On July 10, 2003, we raised net proceeds of approximately $128.1 million in connection with the closing of the private placement of 9% senior notes due 2011 to Banc of America Securities LLC, Jefferies/ Quarterdeck LLC and Jefferies & Company, Inc., which we refer to collectively as the “initial purchasers.” We used a portion of the net proceeds, together with cash on hand, to repurchase approximately 89% of the $135 million in principal amount of our 12% second priority secured notes due 2006 that were tendered and accepted in our previously announced consent solicitation and tender offer. We have issued an irrevocable notice to redeem the remaining 12% second priority secured notes due 2006 not tendered in the consent solicitation and tender offer on or about August 15, 2003.

      In addition, on July 10, 2003, we terminated our old credit facility and entered into a new senior secured credit facility, which we refer to as our new senior credit facility. Under the new senior credit facility, we may incur up to $50 million in revolving loans, with the available amount for borrowing being determined by a monthly borrowing base calculation that is based on our billed and unbilled receivables. The new senior credit facility also includes a letter of credit subfacility that permits up to $40 million of the amounts available for borrowing under the new senior credit facility to be used for the issuance of letters of credit. The borrowings under the new senior credit facility are collateralized by substantially all of our assets, including accounts receivable, deposit accounts, intellectual property, inventory, equipment, real estate and other assets. The new senior credit facility includes an option to increase the aggregate revolving loan commitment (with a commensurate increase in the amount of the letter of credit subfacility) to an amount not to exceed $75 million if a new or existing lender agrees to provide the amount of such increase. We pay interest on borrowings and usage of the letter of credit subfacility under the new senior credit facility at rates that are determined according to our leverage ratio. We will also pay a quarterly commitment fee on the unused portion of the revolving loan commitment. The new senior credit facility establishes financial covenants for, among other things, leverage, secured leverage, fixed charge coverage and consolidated net worth. In addition, the new senior credit facility imposes restrictions on customary matters, including our ability to incur additional indebtedness, grant liens on assets, conduct asset sales, and make acquisitions and investments. The new senior credit facility prohibits the payment of cash dividends on our capital stock.

      In this prospectus, references to our refinancing transactions refer to the offering of the 9% senior notes due 2011, the repurchase and/or redemption of all of the outstanding 12% second priority secured notes, entering into the new senior credit facility and termination of our prior credit facility.

      Our executive offices are located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, and our telephone number is (703) 406-5000. We maintain an Internet site on the World Wide Web at www.orbital.com. Information at our web site is not, and should not be deemed to be, part of this prospectus.

SUMMARY OF THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange $1,000 principal amount of our 9% Senior Notes due 2011, Series B, which have been registered under the Securities Act of 1933, and which we refer to as the “exchange notes,” for each $1,000 principal amount of our outstanding unregistered 9% Senior Notes due 2011, Series A, which were issued by us on July 10, 2003 in a private offering, and which we refer to as the “outstanding notes.” We refer to the exchange notes and the outstanding notes together as the “notes.”

In order for your outstanding notes to be exchanged, you must properly tender them before the exchange offer expires. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes promptly after the exchange offer expires.

You may tender your outstanding notes for exchange in whole or in part in integral multiples of $1,000 principal amount.

Registration Rights Agreement	We sold the outstanding notes on July 10, 2003 to the initial purchasers. Simultaneously with that sale we signed a registration rights agreement with the initial purchasers that requires us to conduct this exchange offer.

In addition, under certain circumstances, we have agreed to file a shelf registration statement with the SEC with respect to resales of the notes. If we fail to comply with certain of our obligations under the registration rights agreement, we will be required to pay liquidated damages to the holders of the notes. See “Description of Exchange Notes — Registration Rights, Liquidated Damages.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003 unless extended by us, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Consequences of Failure to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture governing the notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the resale of the outstanding notes under the Securities Act unless required to do so under the terms of the registration rights agreement.

Conditions to the Exchange Offer	The exchange offer is subject to several customary conditions that we may waive in our sole discretion. All of these conditions, other than those dependent upon the receipt of necessary governmental approvals, must be asserted, satisfied or waived by us on or before the expiration of the exchange offer. The exchange offer is not conditioned upon any minimum aggregate principal amount at maturity of outstanding notes being tendered. See “The Exchange Offer — Conditions to the Exchange Offer.”

We reserve the right, in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

• to delay acceptance of the outstanding notes;

• to terminate the exchange offer if specified conditions have not been satisfied;

• to extend the expiration date of the exchange offer and retain all outstanding notes tendered pursuant to the exchange offer, subject, however, to the right of the holders to withdraw their tender of outstanding notes;

• prior to the expiration of the exchange offer, to waive any condition not dependent on the receipt of necessary governmental approvals; and

• to waive any condition dependent on the receipt of necessary governmental approvals or otherwise amend the terms of the exchange offer in any respect.

See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before the expiration date by delivering a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described under the heading “The Exchange Offer — Withdrawal Rights.”

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange, you must:

• complete and sign a Letter of Transmittal according to the instructions contained in the Letter of Transmittal; and

• forward the Letter of Transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the outstanding notes that you tender or in compliance with the specified procedures for guaranteed delivery of your outstanding notes.

Some brokers, dealers, commercial banks, trust companies and other nominees may also affect tenders by book-entry transfer.

Please do not send your Letter of Transmittal or certificates representing your outstanding notes to us. You should send those documents only to the exchange agent. You should direct any information requests or questions regarding how to tender your outstanding notes to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Special Procedures for Beneficial Owners	If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact such person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. See “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

Resales of Exchange Notes	We believe that with the effectiveness of the registration statement of which this prospectus is a part you will be able to offer for resale, resell and otherwise transfer exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of business;

• you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

• you are not an “affiliate” of Orbital within the meaning of Rule 405 of the Securities Act.

Our belief is based on the interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume or indemnify you against such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of these exchange notes. A broker-dealer may use this prospectus for an offer to sell, resale or other transfer of exchange notes. See “Plan of Distribution.”

Exchange Agent	The exchange agent for the exchange offer is U.S. Bank National Association. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent” and in the Letter of Transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus.

United States Federal Income Tax Consequences	Your acceptance of the exchange offer and the related exchange of your outstanding notes for exchange notes will not constitute a taxable event for United States federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as a result of the exchange. See “The Exchange Offer — United States Federal Income Tax Consequences.”

      See “The Exchange Offer” for more detailed information concerning the terms of the exchange offer.

SUMMARY OF TERMS OF THE EXCHANGE NOTES

      The exchange offer relates to the exchange of up to $135,000,000 principal amount of outstanding notes for an equal principal amount of exchange notes. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes, except the exchange notes are registered under the Securities Act and therefore are freely transferable. The exchange notes will evidence the same debt as the outstanding notes, which they replace. Both the outstanding notes and the exchange notes are governed by the same indenture.

Notes	$135,000,000 aggregate principal amount of Senior Notes due 2011, Series B.

Maturity	July 15, 2011.

Interest	Annual rate: 9%.

Payment frequency: semi-annually each January 15 and July 15.

First payment: January 15, 2004.

Guarantees	Our future material domestic subsidiaries will guarantee our obligations under the notes on a senior unsecured basis. As of the date of this prospectus, there are no guarantors. See “Description of the Exchange Notes — The Guarantees.”

Ranking	The notes and any future guarantees will be general unsecured senior obligations ranking equally with our other unsecured senior indebtedness, but holders of our secured indebtedness (including any borrowings under our new senior credit facility) will have a prior claim on our assets to the extent of the value of the assets securing such indebtedness. The notes and the guarantees will rank ahead of any future subordinated indebtedness.

As of July 31, 2003, we had approximately $4 million of outstanding indebtedness ranking senior in right of payment to the exchange notes and no indebtedness ranking pari passu with the exchange notes. In addition, at July 31, 2003, we had approximately $44 million of available borrowing capacity under our new senior credit facility. All amounts we may borrow under the new senior credit facility will be senior to the exchange notes in right of payment.

Optional Redemption	On or after July 15, 2007, we will have the right to redeem some or all of the exchange notes at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest and liquidated damages, if any, if redeemed during the 12-month period commencing July 15 of the years indicated below:

Year	Percentage

2007	104.500%
2008	102.250%
2009 and thereafter	100.000%

At any time prior to July 15, 2006, upon a public offering of our common stock for cash, we may elect to use the proceeds from such offering to redeem up to 35% of the aggregate principal amount of the exchange notes at any time within 90 days of such offering at a price of 109% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any. See “Description of Exchange Notes — Optional Redemption.”

Change of Control	If a change of control (as defined in “Description of Notes — Repurchase of Notes at Your Option Upon a Change of Control”) occurs, subject to certain conditions and restrictions, we will be required to repurchase the notes, at your option, at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any. See “Description of Exchange Notes — Offer to Repurchase the Notes — Repurchase of Notes at the Option of the Holder Upon a Change of Control.”

Certain Covenants	The indenture contains covenants limiting our ability to, among other things:

• incur more debt;

• pay dividends, redeem or repurchase our stock or make other distributions;

• make certain acquisitions or investments;

• use assets as security in other transactions;

• enter into transactions with affiliates;

• merge or consolidate with others;

• dispose of assets or use asset sale proceeds; and

• create liens on our assets.

These covenants will be subject to a number of important exceptions, which are described under “Description of Exchange Notes.”

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of our earnings to fixed charges for each of the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax income (loss) from continuing operations and fixed charges less capitalized interest. Earnings are also adjusted to exclude allocated share of losses of affiliates. Fixed charges consist of interest expense, capitalized interest, a portion of rental expense (deemed by management to be representative of the interest factor of rental payments) and amortization of debt issuance costs. Earnings were inadequate to cover fixed charges by approximately $68.9 million, $182.4 million and $97.9 million for the years ending December 31, 2001, 2000 and 1999, respectively. The pro forma presentation gives effect to the refinancing transactions as if they had occurred on January 1, 2002. See “Summary—Recent Developments” for a description of the refinancing transactions.

Pro Forma
			Year Ended December 31,
Six Months Ended	Year Ended	Six Months Ended
June 30, 2003	December 31, 2002	June 30, 2003	2002	2001	2000	1999	1998

1.5x	1.7x	0.9x	1.6x	—	—	—	3.1x

RISK FACTORS

      You should carefully consider the risks described below, as well as other information contained and incorporated by reference in this prospectus, before tendering your outstanding notes in this exchange offer. The risks and uncertainties described below are not the only risks we face. The risks associated with holding the outstanding notes also apply to the exchange notes. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of the new notes offered by this prospectus could decline and you may lose part or all of your investment.

Risks Related to Our Business and Our Industry

      We derive a significant portion of our revenues from U.S. government contracts, which are dependent on continued political support and funding and are subject to termination by the U.S. government at any time for any reason. In addition, payments under U.S. government contracts are subject to potential adjustment upon audit.

      For the six months ended June 30, 2003, approximately 65% of our revenues, and as of June 30, 2003, approximately 70% of our firm contract backlog, were derived from contracts with the U.S. government and its agencies or were derived from subcontracts with the U.S. government’s prime contractors. Most of our U.S. government contracts are funded incrementally on a year-to-year basis. Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies could materially adversely affect our financial condition and results of operations. Furthermore, our direct and indirect contracts with the U.S. government may be terminated or suspended by the U.S. government or their prime contractors at any time, with or without cause. We experienced a termination for convenience in the past. There can be no assurance that government contracts will not be terminated or suspended in the future, or that contract suspensions or terminations will not result in unreimbursable expenses or charges or other adverse effects on our financial condition.

      The accuracy and appropriateness of our direct and indirect costs and expenses under our contracts with the U.S. government are subject to extensive regulation and audit by the Defense Contract Audit Agency (“DCAA”), or by other agencies of the U.S. government. These agencies have the right to challenge our cost estimates or allocations with respect to certain contracts. A substantial portion of payments to us under U.S. government contracts are provisional payments that are subject to potential adjustment and reimbursement upon audit by such agencies, and from time to time we have in the past made and may in the future be required to make adjustments and reimbursements in connection with these audits. Responding to governmental audits, inquiries or investigations may involve significant expense and divert management attention. Also, an adverse finding in any such audit, inquiry or investigation could involve fines, injunctions or other sanctions.

      Termination of our backlog of orders could negatively impact our revenues.

      As of June 30, 2003, we had firm backlog of approximately $640 million and total backlog of approximately $2.57 billion. Firm backlog consists of aggregate contract values for product orders, excluding the portion previously recognized as revenues, and including government contract orders not yet funded and our estimate of potential award fees. Total backlog includes firm backlog in addition to unexercised options, indefinite-quantity contracts and undefinitized orders and contract award selections, which may not result in definitized contracts or orders. Backlog as of June 30, 2003 does not give effect to new orders received or any terminations or cancellations since that date. Approximately 70% of our firm contract backlog as of June 30, 2003 was derived from contracts with the U.S. government and its agencies or from subcontracts with the U.S. government’s prime contractors. All of our direct and indirect contracts with the U.S. government or its prime contractors may be terminated or suspended at any time, with or without cause, for the convenience of the government. From time to time, certain of our commercial contracts have also given the customer the right to unilaterally terminate the contracts. For these reasons, we cannot assure you that our backlog will ultimately result in revenues.

      The majority of our contracts are long-term contracts, and our revenue recognition and profitability under such contracts may be adversely affected to the extent that actual costs exceed estimates or that there are delays in completing such contracts.

      The majority of our contracts are long-term contracts. We generally recognize revenues on long-term contracts using the percentage-of-completion method of accounting, whereby revenue, and therefore profit, is recognized based on actual costs incurred in relation to total estimated costs to complete the contract. Revenue recognition and our profitability, if any, from a particular contract may be adversely affected to the extent that original cost estimates, estimated costs to complete or incentive or award fee estimates are revised, delivery schedules are delayed or progress under a contract is otherwise impeded.

      If our subcontractors fail to perform as expected, our reputation may be damaged, we may experience delays and lose customers and our revenues, profitability and cash flow may decline.

      We purchase a significant percentage of our product components, structural assemblies and some key satellite components and instruments from third parties. We also occasionally obtain from the U.S. government parts and equipment used in the production of our products or the provision of our services. In addition, we have a sole source for the motors we use on our Pegasus and Taurus launch vehicles, and the interceptor boost vehicles that we are developing for the MDA under our contract with Boeing. If our subcontractors fail to perform as expected or encounter financial difficulties, we may have difficulty replacing them in a timely or cost effective manner. As a result, we may experience performance delays that could damage our customer relationships and cause our revenues, profitability and cash flow to decline. In addition, negative publicity from any failure of one of our products as a result of a failure by a subcontractor could damage our reputation and prevent us from winning new contracts.

      We may not receive full payment for our satellites in the event of a failure, and we could incur penalties if our satellites are not delivered on schedule.

      Some of our satellite contracts provide for performance-based payments to be made to us after the satellite is on-orbit. Additionally, some contracts also require us to refund a percentage of payments made prior to launch if performance-based incentives are not achieved. While we generally intend to procure insurance to compensate us for incentive payments that are not made in the event of a launch or on-orbit failure, insurance may not be available on economical terms, if at all. In addition, some of our satellite contracts require us to pay penalties in the event that satellites are not delivered on a timely basis. Our failure to receive incentive payments, or a requirement that we refund amounts previously received or pay delay penalties, could adversely affect revenue recognition, profitability and our liquidity.

      Our fixed-price and cost-reimbursable contracts could subject us to losses and impair our liquidity if we experience cost overruns in the future as we have in the past.

      We provide our products and services primarily through fixed-price and cost-reimbursable contracts. Cost overruns may result in losses and, if the magnitude of an overrun or overruns is significant, could impair our liquidity position:

•	Under fixed-price contracts, our customers pay us for work performed and products shipped without adjustment for the costs we incur in the process. Therefore, we generally bear all of the risk of losses as a result of increased costs on these contracts, although some of this risk may be passed on to subcontractors. Some of our fixed-price contracts provide for sharing of unexpected costs incurred or savings realized within specified limits and may provide for adjustments in price depending on actual contract performance other than costs. We bear the entire risk of cost overruns in excess of the negotiated maximum amount of unexpected costs to be shared. We have experienced significant cost overruns on several of our commercial satellite and transportation management systems contracts. Any similar overruns in the future could materially impair our liquidity and operations.

•	Under cost-reimbursable contracts, we are reimbursed for allowable incurred costs plus a fee, which may be fixed or variable. There is no guarantee as to the amount of fee we will be awarded under a cost-reimbursable contract with a variable fee. The price on a cost-reimbursable contract is based on allowable cost incurred, but generally is subject to contract funding limitations. If we incur costs in excess of the funding limitation specified in the contract, we may not be able to recover those cost overruns.

      Our success depends on our ability to penetrate and retain markets for our existing products and to continue to conceive, design, manufacture and market new products on a cost-effective and timely basis.

      We anticipate that we will continue to incur expenses to design and develop new products. There can be no assurance that we will be able to achieve the technological advances necessary to remain competitive and profitable, that new products will be developed and manufactured on schedule or on a cost-effective basis or that our existing products will not become technologically obsolete. Our failure to predict accurately the needs of our customers and prospective customers, and to develop products or product enhancements that address those needs, may result in the loss of current customers or the inability to secure new customers. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or acceptance of new products and enhancements.

      There can be no assurance that our products will be successfully launched or operated or that they will be developed or will perform as intended.

      Most of the products we develop and manufacture are technologically advanced and sometimes include novel systems that must function under highly demanding operating conditions and are subject to significant technological change and innovation. We have in the past experienced product failures, delays in delivery and other operational problems. For example, we recently have experienced delays in completing certain transportation management systems products primarily due to technical difficulties associated with software, which has resulted in increased costs. We may experience some product and service failures, schedule delays and other problems in connection with our launch vehicles, satellites, transportation management systems and other products in the future. In addition to any costs resulting from product warranties or required remedial action, product failures or significant delays may result in increased costs or loss of revenues due to postponement or cancellation of subsequently scheduled operations or product deliveries and claims against performance bonds. Negative publicity from product failures may also impair our ability to win new contracts.

      The commercial satellite market is characterized by overcapacity and decreased demand.

      The commercial satellite market is experiencing pricing pressures due to excess capacity in the telecommunications industry and decreased demand. Satellite demand also has been impacted by the business difficulties encountered by some companies in the commercial satellite services industry which have resulted in reduced access to capital and a reduction in the total market size in the near term. While we expect to continue to seek new ways to leverage our existing expertise and experience to address customer requirements, we may continue to experience slow growth in the demand for small GEO satellites.

      Our international business is subject to risks. Political and economic instability in foreign markets may have a material adverse effect on our operating results.

      For the years ended December 31, 2002, 2001 and 2000, direct sales to non-U.S. customers comprised approximately 12%, 9% and 15%, respectively, of our consolidated revenue. Further, as of June 30, 2003, approximately 10% of our firm backlog was derived from non-U.S. customers. International contracts are subject to numerous risks, including:

•	political and economic instability in foreign markets;

•	restrictive trade policies of the U.S. government and foreign governments;

•	inconsistent product regulation by foreign agencies or governments;

•	imposition of product tariffs and burdens;

•	costs of complying with a wide variety of international and U.S. export laws and regulatory requirements; and

•	foreign currency and standby letter of credit exposure.

      Our financial condition and available borrowing capacity may not be sufficient to fund our future operations and pay our debt obligations, including the notes.

      Our accumulated deficit was $446.0 million as of June 30, 2003, largely due to substantial losses from continuing operations that we incurred in 2001 and 2000, including significant amounts of losses attributable to allocated share of losses of affiliates and a provision for doubtful ORBCOMM accounts. In addition, our earnings were insufficient to cover our fixed charges for the years ending December 31, 2001 and 2000. Although we expect that our available cash, cash generated from operations, and available borrowing capacity under our new senior credit facility will be sufficient to fund our projected operating and capital expenditure requirements and pay our debt obligations, including the notes, in the foreseeable future, there can be no assurance that this will be the case. Additionally, significant unforeseen events, such as termination of major orders, or late delivery or failure of launch vehicle or satellite products, could adversely affect our liquidity and results of operations. We may not be able to borrow additional funds if required.

      Our restricted borrowing capacity and financial condition may impair our ability to win new business and/or to retain existing business and therefore could reduce our revenues and backlog.

      Our electronic systems contracts typically require us to post performance bonds or letters of credit pending completion of work. In addition, international contracts often contain similar requirements. Due to limitations on our borrowing capacity as a result of the restrictive covenants contained in our notes and our new senior credit facility and our financial condition generally, we may not be able to issue performance bonds or letters of credit, which may prevent us from winning contracts in the future.

      Our contract with Boeing permits Boeing to cancel our contract if Boeing determines that our financial condition warrants such action and requires us to provide Boeing with equipment, intellectual property, facilities and other resources so as to ensure a smooth transition to a different subcontractor. The Boeing contract is a material contract and its termination could harm our liquidity and would likely impair the value of our outstanding securities.

      We face significant competition in each of our lines of business, and many of our competitors possess significantly more resources than we do.

      Many of our competitors are larger and have substantially greater resources than we do. Furthermore, it is possible that other domestic or foreign companies or governments, some with greater experience in the space industry and many with greater financial resources than we possess, could seek to produce products or services that compete with our products or services, including new launch vehicles using new technology which could render our launch vehicles less competitively viable. Some of our foreign competitors currently benefit from, and others may benefit in the future from, subsidies from or other protective measures by their home countries.

      We operate in a regulated industry, and our inability to secure or maintain the licenses or approvals necessary to operate our business could have a material adverse effect on our financial condition and results of operations.

      Our ability to pursue our business activities is regulated by various agencies and departments of the U.S. government and, in certain circumstances, the governments of other countries. Commercial space launches require licenses from the U.S. Department of Transportation (“DoT”), and operation of our L-1011 aircraft requires licenses from certain agencies of the DoT, including the Federal Aviation Administration. There can be no assurance that we will be successful in our future efforts to secure and maintain necessary licenses or regulatory approvals. Exports of our products, services and technical information frequently require licenses from the U.S. Department of State. We have a number of international customers and subcontractors. Our inability to secure or maintain any necessary licenses or approvals or significant delays in obtaining such licenses or approvals could negatively impact our ability to compete successfully in international markets.

      We are subject to environmental regulations.

      We are subject to various federal, state and local environmental laws and regulations relating to the operation of our business, including those governing pollution, the handling, storage and disposal of hazardous substances, and the ownership and operation of real property. Such laws may result in significant liabilities and costs. We do not believe that compliance with or liability under environmental laws and regulations has had a material impact on our operations to date, but there can be no assurance that such laws and regulations will not have a material adverse effect on us in the future.

      The loss of executive officers could adversely affect our operations.

      Our inability to retain our executive officers and other key employees in the future could have an adverse effect on our operations.

Risks Relating to the Exchange Notes

      The exchange notes will not be secured by any of our assets.

      The exchange notes will not be secured by any of our assets. If we become insolvent or are liquidated, our secured lenders will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, such lenders will have a prior claim on our assets. In that event, because the exchange notes will not be secured by any of our assets, it is possible that there will be no assets from which claims of holders of the exchange notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full. As of July 31, 2003, we had $4 million of secured debt. In addition, at July 31, 2003, we had approximately $44 million of available borrowing capacity under our new senior credit facility. All amounts we may borrow under the new senior credit facility will be secured debt. In addition, as of July 31, 2003, we had approximately $20 million of cash set aside to secure letters of credit.

      The indenture governing our notes and the terms of our new senior credit facility with Bank of America, N.A. and a syndicate of lenders contain covenants that significantly restrict our operations.

      The indenture governing the exchange notes and our new senior credit facility with Bank of America, N.A. and a syndicate of lenders contain covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business. These covenants will place restrictions on our ability to, among other things:

•	incur more debt;

•	pay dividends, redeem or repurchase our stock or make other distributions;

•	make certain acquisitions or investments;

•	use assets as security in other transactions;

•	enter into transactions with affiliates;

•	merge or consolidate with others;

•	dispose of assets or use asset sale proceeds; and

•	create liens on our assets.

      Our available cash and cash flow may not be sufficient to service our debt in the future.

      Our earnings were sufficient to cover our fixed charges for the year ended December 31, 2002 and the six months ended June 30, 2003. However, our earnings were insufficient to cover our fixed charges for each of the three years in the period ending December 31, 2001. At July 31, 2003, we had approximately $56 million of unrestricted cash and cash equivalents and approximately $44 million of borrowing capacity remaining under our new senior credit facility. Our ability to borrow additional funds is limited, and significant unforeseen events such as termination of major orders or late delivery or failure of launch vehicles or satellite products could adversely affect our liquidity position. If we are unable to generate positive cash flow in the future, our ability to service our debt may depend on our ability to obtain additional financing, which may not be available on favorable terms, if at all.

      We may not have the ability to raise the funds necessary to finance the repurchase offer required by the indenture in the event of a proposed change of control.

      In the event of a change of control, under the terms of the indenture governing the terms of the exchange notes we will be required to offer to repurchase the exchange notes at a premium. If a change of control were to occur, there can be no assurance that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for all notes tendered by holders thereof. In addition, our repurchase of the exchange notes as a result of a change of control may be prohibited or limited by, or constitute an event of default under, the terms of the credit facility or the terms of other agreements which we may enter into from time to time. Because our failure to repurchase the exchange notes would constitute an event of default under the indenture, we may not be able to consummate a change of control transaction, even if the transaction may be in the best interests of our stockholders.

      There is no established trading market for the exchange notes, which could make it more difficult for you to sell exchange notes and could adversely affect their price.

      The exchange notes constitute a new issue of securities for which no established trading market exists. Consequently, it may be more difficult for you to sell exchange notes. If exchange notes are traded after their initial issuance, they may trade at a discount, depending upon:

•	our financial condition;

•	prevailing interest rates;

•	the market for similar securities; or

•	other factors beyond our control, including general economic conditions.

      We do not intend to apply for a listing or quotation of the exchange notes on any securities exchange. The initial purchasers have informed us that it intends to make a market in the exchange notes. However, the initial purchasers have no obligation to do so, and may discontinue any market-making activities at any time without notice. We cannot assure you of the development or liquidity of any trading market for the exchange notes following the exchange offer.

      Holders of outstanding notes who fail to tender may experience diminished liquidity after the exchange offer.

      We have not registered nor do we intend to register the outstanding notes under the Securities Act. Consequently, outstanding notes that remain outstanding after consummation of the exchange offer will remain subject to transfer restrictions under applicable securities laws. Unexchanged outstanding notes will continue to bear a legend reflecting these restrictions on transfer. Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes. As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease will reduce the liquidity of the trading market for the outstanding notes, which will make it more difficult for you to sell them. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding notes following the exchange offer.

      Holders of outstanding notes must ensure compliance with exchange offer procedures.

      You are responsible for complying with all exchange offer procedures. You will receive exchange notes in exchange for your outstanding notes only if, before the expiration date, you deliver the following to the exchange agent:

•	certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at the Depository Trust Company, or DTC;

•	the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed by you, together with any required signature guarantees; and

•	any other documents required by the Letter of Transmittal.

      You should allow sufficient time to ensure that the exchange agent receives all required documents before the exchange offer expires. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your outstanding notes for exchange. See “The Exchange Offer.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      All statements other than those of historical facts included or incorporated by reference in this prospectus, including those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results, are forward-looking statements. These “forward-looking statements” involve unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements are and will be based on management’s then-current views and assumptions regarding future events and operating performance.

      The following are some of the factors that could cause actual results to differ materially from information contained in our forward-looking statements:

•	our ability to satisfy future capital and operating requirements;

•	whether the U.S. government terminates or suspends our contracts;

•	whether we are able to realize our backlog of orders, including backlog we consider firm backlog;

•	whether there is continued U.S. government support and funding for key space and defense programs;

•	whether our innovative products experience failures or malfunctions;

•	our ability to timely fund and implement innovative and novel technologies involving complex systems in a cost-effective manner in the face of rapidly changing technology;

•	the establishment and expansion of commercial markets and customer acceptance of our products;

•	the effects that competition may have on our ability to win new contracts;

•	the potential effect on our business if foreign countries were to increase the subsidization of our foreign competitors or impose other protectionist measures; and

•	the other risks and uncertainties as are described below and as may be detailed from time to time in our public filings with the SEC.

      Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, there is a risk that these expectations will not be attained and that any deviations will be material. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this prospectus to reflect any changes in its expectations or any change in events, conditions or circumstances on which any statement is based.

      By its terms, the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 is not available in the context of an exchange offer. Accordingly, any references to the safe harbor in the documents incorporated by reference into this prospectus are specifically not incorporated into this prospectus.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers by which we agreed to file with the SEC and to use our reasonable best efforts to cause to become effective as promptly as practicable after filing a registration statement with respect to the exchange of the outstanding notes for exchange notes with terms identical in all material respects to the terms of the outstanding notes. A copy of the registration rights agreement is an exhibit to the registration statement of which this prospectus is a part. We are making the exchange offer to satisfy our contractual obligations under the registration rights agreement.

      If you tender your outstanding notes in exchange for exchange notes you will represent to us that:

•	any exchange notes you receive are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of exchange notes;

•	you are not an “affiliate” of Orbital within the meaning of Rule 405 under the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	you have full power and authority to tender, exchange, sell, assign and transfer the tendered outstanding notes;

•	we will acquire good, marketable and unencumbered title to the outstanding notes you tender, free and clear of all liens, restrictions, charges and encumbrances; and

•	the outstanding notes you tender for exchange are not subject to any adverse claims or proxies.

      You also will warrant and agree that you will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the outstanding notes you tender in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes in the exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

      Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of outstanding notes, which, for purposes of the exchange offer, include beneficial interests in the outstanding notes held by direct or indirect participants in DTC and outstanding notes held in definitive form.

Terms of the Exchange Offer

      We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of outstanding notes properly tendered prior to the expiration date and not properly withdrawn according to the procedures described below. Holders may tender their outstanding notes in whole or in part in integral multiples of $1,000 principal amount.

      The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the Securities Act and therefore will not be subject to the restrictions on transfer applicable to the outstanding notes; and

•	holders of the exchange notes will not be entitled to the rights of holders of the outstanding notes under the registration rights agreement.

      The exchange notes evidence the same indebtedness as the outstanding notes, which they replace, and will be issued pursuant to, and entitled to the benefits of, the indenture.

      The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under “— Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $135,000,000 principal amount of outstanding notes is outstanding.

      Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes that are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. For a description of the consequences of not tendering outstanding notes for exchange see “Risk Factors — Risks Relating to the Exchange Notes — Holders of outstanding notes who fail to tender may experience diminished liquidity after the exchange offer.”

      If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder of those notes promptly after the expiration date.

      Holders who tender outstanding notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of outstanding notes in connection with the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses” for a description of the fees and expenses that we will pay in connection with the exchange offer.

      Our board of directors makes no recommendation to holders of outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes in the exchange offer. In addition, no one has been authorized to make any similar recommendation. Holders of outstanding notes must make their own decision whether to tender in the exchange offer and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the Letter of Transmittal and consulting with their advisers, if any, based on their financial position and requirements.

Expiration Date; Extensions; Amendments

      The term “expiration date” means 5:00 p.m., New York City time, on                , 2003 unless we extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

      We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

•	to delay the acceptance of the outstanding notes for exchange;

•	to terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, if we determine that any of the events or conditions referred to under “— Conditions to the Exchange Offer” has occurred or exists or has not been satisfied;

•	to extend the expiration date of the exchange offer and retain all outstanding notes tendered in the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under “— Withdrawal Rights;”

•	prior to the expiration of the exchange offer, to waive any condition not dependent on the receipt of necessary governmental approvals; and

•	to waive any condition dependent on the receipt of necessary governmental approvals or otherwise amend the terms of the exchange offer in any respect.

If the exchange offer is amended in a manner that we determine to constitute a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act of 1934.

      Any delay in acceptance, termination, extension or amendment will be followed promptly by:

•	oral or written notice of the change to the exchange agent, with any such oral notice to be promptly confirmed in writing; and

•	a public announcement of the change, which announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency such as Dow Jones & Company, Inc., Reuters Economic Services or Bloomberg Business News.

Acceptance for Exchange and Issuance of Exchange Notes

      Upon the terms and subject to the conditions of the exchange offer, promptly after the expiration date we will exchange, and will issue to the exchange agent, exchange notes for outstanding notes validly tendered and not withdrawn as described under “— Withdrawal Rights.”

      In all cases, delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

•	outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC;

•	the Letter of Transmittal, or a facsimile of the letter, properly completed and duly executed, with any required signature guarantees; and

•	any other documents required by the Letter of Transmittal.

      Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when outstanding notes, book-entry confirmations with respect to outstanding notes and other required documents are received by the exchange agent.

      The term “book-entry confirmation” means a timely confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC.

      Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, outstanding notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of those outstanding notes for exchange in the exchange offer. Any such oral notice shall be promptly confirmed in writing. Our acceptance for exchange of outstanding notes tendered through any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of outstanding notes,

Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving outstanding notes, letters of transmittal and related documents and transmitting exchange notes to holders who validly tendered outstanding notes. The exchange will be made promptly after the expiration date. If for any reason whatsoever the acceptance for exchange or the exchange of any outstanding notes tendered in the exchange offer is delayed, whether before or after our acceptance for exchange of outstanding notes, or we extend the exchange offer or are unable to accept for exchange or exchange outstanding notes tendered in the exchange offer, then, without prejudice to our rights set forth in this prospectus, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-l(c) under the Securities Exchange Act of 1934, retain tendered outstanding notes and such outstanding notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under “— Withdrawal Rights.”

Procedures for Tendering Outstanding Notes

      Valid Tender. Except as set forth below, in order for outstanding notes to be validly tendered in the exchange offer, either:

      1. before the expiration date,

•	a properly completed and duly executed Letter of Transmittal, or facsimile of the letter with any required signature guarantees and any other required documents, must be received by the exchange agent at the address set forth under “— Exchange Agent,” and

•	tendered outstanding notes must be received by the exchange agent, or such outstanding notes must be tendered according to the procedures for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent; or

      2. the guaranteed delivery procedures set forth below must be complied with.

      If less than all of the outstanding notes are tendered, a tendering holder should fill in the amount of outstanding notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

      If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us, in our sole discretion, of such person’s authority to so act must be submitted.

      Any beneficial owner of outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial owner wishes to participate in the exchange offer.

      The method of delivery of outstanding notes, the Letter of Transmittal and all other required documents is at the option and sole risk of the tendering holder, and delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery and should obtain proper insurance. No Letter of Transmittal or outstanding notes should be sent to Orbital. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect these transactions for them.

      Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s book-entry transfer facility system may make a book-entry delivery of the outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account at DTC according to DTC’s procedures for transfers. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the Letter of Transmittal, or facsimile of the letter, properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under “— Exchange Agent” before the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

      Signature Guarantees. Tendering holders do not need to endorse their certificates for outstanding notes, and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless:

      1. a certificate for outstanding notes is registered in a name other than that of the person surrendering the certificate; or

      2. a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the Letter of Transmittal.

      In either of these cases, the certificates for outstanding notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934 as an “eligible guarantor institution,” including, as such terms are defined in that rule:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; and

•	a savings association that is a participant in a Securities Transfer Association,

unless surrendered on behalf of such eligible institution.

      Guaranteed Delivery. If a holder desires to tender outstanding notes in the exchange offer and the certificates for the outstanding notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, the outstanding notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

•	the tenders are made by or through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, stating the name and address of the holder of outstanding notes and the amount of outstanding notes tendered, stating that the tender is being made by the notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the exchange agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates (or book-entry confirmation) representing all tendered outstanding notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

      Determination of Validity. All questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes will be determined by us, in our sole discretion, and that determination shall be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders that we determine are not in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under “— Conditions to the Exchange Offer” or any defect or irregularity in any tender of outstanding notes of any particular holder whether or not we waive similar defects or irregularities in the case of other holders.

      Our interpretation of the terms and conditions of the exchange offer, including the Letter of Transmittal and its instructions, will be final and binding on all parties. No tender of outstanding notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of Orbital, any affiliates of Orbital, the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of Exchange Notes

      Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of outstanding notes, other than any holder that is (1) a broker-dealer that acquired outstanding notes as a result of market-making activities or other trading activities or (2) a broker-dealer that acquired outstanding notes directly from us for resale in Rule 144A or another available exemption under the Securities Act, who exchange their outstanding notes for exchange notes in the exchange offer may offer for resale, resell and otherwise transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such exchange notes are acquired in the ordinary course of such holders’ business;

•	such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes; and

•	such holders are not “affiliates” of Orbital within the meaning of Rule 405 under the Securities Act.

However, the staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes in the exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

      If:

•	you are a broker-dealer that acquired outstanding notes directly from us or one of our affiliates, or you are prohibited by law or SEC policy from participating in the exchange offer, or you may not resell the exchange notes to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales, and

•	you or another holder of outstanding notes in the same situation have notified us of such condition within 20 days of the consummation of the exchange offer,

then we will use our reasonable best efforts to prepare and file a shelf registration statement for the outstanding notes held by you and the other holders who notify us within the time frame above and meet the conditions required.

Withdrawal Rights

      Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time before the expiration date.

      In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission of such notice of withdrawal must be timely received by the exchange agent at its address set forth under “— Exchange Agent” before the expiration date. Any notice of withdrawal must specify the name of the person who tendered the outstanding notes to be withdrawn, the principal amount of outstanding notes to be withdrawn and, if certificates for such outstanding notes have been tendered, the name of the registered holder of the outstanding notes as set forth on the outstanding notes, if different from that of the person who tendered the outstanding notes.

      If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution.

      If outstanding notes have been tendered by the procedures for book-entry transfer set forth in “— Procedures for Tendering Outstanding Notes,” the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of outstanding notes may not be rescinded. Outstanding notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time before the expiration date by following any of the procedures described above under “— Procedures for Tendering Outstanding Notes.”

      All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. None of Orbital, any affiliates of Orbital, the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any outstanding notes which have been tendered but which are withdrawn will be returned to the holder of those notes promptly after withdrawal.

Conditions to the Exchange Offer

      Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes and will not be required to issue exchange notes in exchange for any outstanding notes, and, as described below, may, at any time and from time to time, terminate or amend the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied before the expiration date:

•	there shall occur a change in the current interpretation by the staff of the SEC which permits the exchange notes issued in exchange for outstanding notes in the exchange offer to be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers that acquired outstanding notes as a result of market-making or other trading activities or broker-dealers that acquired outstanding notes directly from Orbital for resale under Rule 144A or another available exemption under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders’ business, the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes and such holders are not “affiliates” of Orbital within the meaning of Rule 405 under the Securities Act;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose;

•	any governmental approval has not been obtained, which approval we shall, in our reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•	any change, or any development involving a prospective change, in our business or financial affairs has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

      If we determine that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to the expiration date, we may, subject to applicable law, terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act.

United States Federal Income Tax Consequences

      The exchange of the outstanding notes for the exchange notes will not constitute a taxable event for federal income tax purposes, and holders of outstanding notes should not recognize any taxable gain or loss or any interest income as a result of such exchange. See “United States Federal Income Tax Consequences” below.

Exchange Agent

      We have appointed U.S. Bank National Association, as exchange agent for the exchange offer. Delivery of the letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the exchange agent as follows:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107-2292
Attention: Corporate Trust Department
Telecopier No.: (651) 495-8097

Delivery to other than the above address or facsimile number will not constitute a valid delivery.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by officers, directors or employees of Orbital.

      We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of outstanding notes, and in handling or tendering for their customers. However, we will not pay any fees or disbursements of any counsel or other advisor or expert retained by you other than the one nationally recognized firm acting as special counsel to all holders of outstanding notes.

      Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that if exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer tax, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

USE OF PROCEEDS

      The exchange offer is to satisfy certain of our obligations under the registration rights agreement covering the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal number of outstanding notes in like principal amount. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except as otherwise described under “The Exchange Offer — Terms of the Exchange Offer.” The outstanding notes surrendered in exchange for exchange notes will be retired and canceled by us and cannot be reissued.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table sets forth our selected historical consolidated financial data for the years ended December 31, 2002, 2001, 2000, 1999, and 1998, which have been derived from our audited consolidated financial statements. This information should be read in conjunction with the consolidated financial statements and the related notes thereto which are incorporated by reference into this prospects. Certain reclassifications have been made to the prior period financial statements to conform to the presentation used in the December 31, 2002 consolidated financial statements. The following table also sets forth our selected historical financial data for the six months ended June 30, 2003 and 2002, which have been derived from our unaudited financial statements incorporated in this prospects by reference and which, in the opinion of our management, include all adjustments (constituting only normal recurring adjustments) necessary for a fair presentation of the unaudited consolidated financial information. The results of operations for the six months ended June 30, 2003, are not necessarily indicative of the results to be expected for the full year. The financial data in the following tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is incorporated by reference in this prospectus from our Form 10-K, as amended, for our fiscal year ended December 31, 2002 and our Form 10-Q for our fiscal quarter ended June 30, 2003, as the same may be updated and superseded by later filings we make with the SEC under the Exchange Act. The financial data in the following tables should also be read in conjunction with our consolidated financial statements and related notes and the other financial information incorporated by reference in this prospectus.

	Six Months Ended
	June 30,		Years Ended December 31,

	2003 (1)	2002	2002	2001 (2)	2000 (3)	1999 (4)	1998

	(in thousands)
Operating Data:
Revenues	$295,081	$256,147	$551,642	$415,249	$379,539	$459,700	$422,117
Costs of goods sold	247,353	215,442	460,231	387,433	379,504	437,409	327,756

Gross profit	47,728	40,705	91,411	27,816	35	22,291	94,361
Operating expenses	36,890	28,262	62,372	80,789	165,499	95,849	72,577

Income (loss) from operations	10,838	12,443	29,039	(52,973)	(165,464)	(73,558)	21,784
Other income (expense), net	(12,028)	(4,690)	(15,089)	(16,146)	(18,929)	(13,714)	431
Allocated share of losses of affiliates	—	—	—	(26,495)	(119,183)	(97,008)	(76,815)

Income (loss) before provision for income taxes and discontinued operations	(1,190)	7,753	13,950	(95,614)	(303,576)	(184,280)	(54,600)
(Provision) benefit for income taxes	—	—	(265)	—	(9,886)	—	1,127

Income (loss) from continuing operations	(1,190)	7,753	13,685	(95,614)	(313,462)	(184,280)	(53,473)
Income (loss) from discontinued operations	—	—	875	114,565	35,272	62,343	(3,079)
Cumulative effect of change in accounting	—	(13,795)	(13,795)	—	—	—	—

Net income (loss)	$(1,190)	(6,042)	$765	$18,951	$(278,190)	$(121,937)	$(56,552)

Statement of Cash Flow Data:
Cash flows from operating activities	$31,710	$(22,565)	$(28,848)	$(80,989)	$35,585	$27,156	$10,775
Cash flows from investing activities	(4,167)	(8,732)	(15,341)	236,980	42,675	(97,029)	(160,836)
Cash flows from financing activities	795	25,362	24,414	(137,852)	(86,565)	123,254	171,611
Other Data:
Ratio of earnings to fixed charges(5)	0.9	1.9	1.6	—	—	—	3.1

	Six Months Ended
	June 30,		Years Ended December 31,

	2003 (1)	2002	2002	2001 (2)	2000 (3)	1999 (4)	1998

	(in thousands)
Balance Sheet Data:
Cash, restricted cash and cash equivalents	$82,071	$67,569	$53,741	$74,030	$52,049	$77,099	$7,922
Total assets	406,971	412,802	416,310	432,734	516,213	855,991	782,643
Total debt	117,927	130,555	116,687	108,375	242,722	320,851	201,110
Total stockholders’ equity	139,363	101,288	134,568	94,285	44,151	306,792	419,352

(1)	Operating income was negatively impacted by a $4.5 million settlement expense related to a settlement agreement with Orbital Imaging Corporation.

(2)	Revenue, gross profit and operating income include a $13.0 million favorable adjustment as a result of a contract settlement reached with a customer in connection with a contract that was terminated in March 2001. Operating income was negatively impacted by $5.4 million of litigation-related settlement charges and was favorably impacted by the $3.4 million reversal of a provision for uncollectible receivables recorded in 2000 related to the above-mentioned contract that was ultimately terminated in March 2001.

(3)	Operating income was negatively impacted by the following: (i) a $53.7 million provision to write down ORBCOMM-related receivables and inventory; (ii) a $15.9 million asset impairment charge and a $3.4 million provision for uncollectible receivables related to a contract ultimately terminated in March 2001; and (iii) an $11.5 million charge in connection with the settlement of a class-action lawsuit against the company

(4)	Operating income was negatively impacted by a $15.2 million asset impairment charge.

(5)	For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax income (loss) from continuing operations and fixed charges less capitalized interest. Earnings are also adjusted to exclude allocated share of losses of affiliates. Fixed charges consist of interest expense, capitalized interest, a portion of rental expense (deemed by management to be representative of the interest factor of rental payments) and amortization of debt issuance costs. Earnings were inadequate to cover fixed charges by approximately $68.9 million, $182.4 million and $97.9 million for the years ending December 31, 2001, 2000 and 1999, respectively. For the six months ended June 30, 2003 and 2002, the pro forma ratio of earnings to fixed charges reflecting the refinancing transactions as if they had occurred on January 1, 2002 was 1.5 and 1.7, respectively.

DESCRIPTION OF EXCHANGE NOTES

      The outstanding notes were, and the exchange notes (as used in this Description of Exchange Notes, the “Notes”) will be, issued pursuant to an indenture (the “Indenture”) dated as of July 10, 2003, by and between Orbital Sciences Corporation and U.S. Bank National Association, as trustee. The form and terms of the Notes are the same as the form and terms of the outstanding notes except that the Notes have been registered under the Securities Act and therefore, will not be subject to some restrictions on transfer applicable to the outstanding notes, and holders of the Notes will not be entitled to rights of holders of the outstanding notes under the registration rights agreement.

      The following summaries of certain provisions of the Indenture and the Registration Rights Agreement dated as of July 10, 2003, by and between the Company and the initial purchasers (the “Registration Rights Agreement”), are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture and the Registration Rights Agreement.

      You can find the definitions of certain capitalized terms in this section under the subheading “Certain Definitions.” For purposes of this section, references to “Company” or “we,” “our,” or “us” include only Orbital Sciences Corporation and its successors in accordance with the terms of the Indenture and not our Subsidiaries. Further, please note that while the Indenture contemplates the possibility that additional of our Subsidiaries may become “Guarantors” in the future if certain revenue or book value thresholds are exceeded by any such Subsidiary, as of the date of this prospectus there is no Guarantor of the Notes.

      The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the TIA for a statement thereof. A copy of the Indenture is available from us upon request.

      The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

The Notes

      The Notes are:

•	our senior unsecured obligations;

•	ranked equally with our existing and future senior unsecured indebtedness; and

•	ranked senior in right of payment to all of our existing and future Subordinated Indebtedness.

      The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

      The term “Subsidiaries” as used in this Description of Notes does not include Unrestricted Subsidiaries. As of the date of the Indenture, none of our Subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

The Guarantees

      The Notes will be jointly and severally, irrevocably and unconditionally guaranteed (the “Guarantees”) on a senior basis by each of our future domestic material Subsidiaries (the “Guarantors”). As of the Issue Date, we will have no Guarantors. Future Subsidiaries will be required to Guarantee the Notes generally if they guarantee any of our or our Subsidiary’s other Indebtedness, or if they have revenues or asset book value in excess of 1% of our revenues or asset book value. See “Certain Covenants — Guarantors” below. If any Subsidiary becomes a Guarantor in the future, the obligations of each such Guarantor under its Guarantee will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See “Certain Bankruptcy Limitations” below.

Principal, Maturity and Interest

      We initially will issue Notes with a maximum aggregate principal amount of $135 million in denominations of $1,000 and integral multiples of $1,000. The Indenture provides for the issuance of additional Notes having identical terms and conditions to the Notes offered hereby (the “Additional Notes”), subject to compliance with the terms of the Indenture, including the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.” Interest will accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. Any such Additional Notes would be issued on the same terms as the Notes and would constitute part of the same series of securities as the Notes and would vote together as one series on all matters with respect to the Notes. All references to Notes herein include the Additional Notes, except as stated otherwise.

      The Notes will mature on July 15, 2011. The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears on January 15 and July 15 of each year (the “Interest Payment Date”), commencing January 15, 2004, to the Persons in whose names such Notes are registered at the close of business on the January 1 or July 1 immediately preceding such Interest Payment Date (the “Interest Record Date”). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

      Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the Notes (the “Holders”) at the addresses set forth upon our registry books or by wire transfer to the accounts specified by them. See “Book-Entry, Delivery and Form” below. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

Certain Bankruptcy Limitations

      We may in the future conduct a substantial portion of our business through Subsidiaries (which we do not currently do), which, in certain circumstances, will guarantee our Obligations with respect to the Notes, and Unrestricted Subsidiaries (of which there are currently none), which will not guarantee the Notes.

      Holders will be direct creditors of each Guarantor by virtue of its Guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor’s obligations under its Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its Guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the Holder the benefit of such provision.

      If the obligations of a Guarantor under its Guarantee were avoided, Holders would have to look to our assets and the assets of any remaining Guarantors for payment. In the event we do conduct business through Subsidiaries, there can be no assurance that such assets would suffice to pay the outstanding principal and interest on the Notes.

Optional Redemption

      We will not have the right to redeem any Notes prior to July 15, 2007 (other than out of the Net Cash Proceeds of a Public Equity Offering of our Common Stock, as described below).

      At any time on or after July 15, 2007, we may redeem the Notes for cash at our option, in whole or in part, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing July 15 of the years indicated below, in each case together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption of the Notes (“Redemption Date”):

Year	Percentage

2007	104.500%
2008	102.250%
2009 and thereafter	100.000%

      At any time prior to July 15, 2006, upon a Public Equity Offering of our Common Stock for cash, up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture may be redeemed at our option within 90 days of such Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash received by us from the Net Cash Proceeds of such Public Equity Offering, at a redemption price equal to 109.000% of the principal amount of the Notes (or portion thereof) to be redeemed, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the Issue Date remain outstanding.

      If the Redemption Date is on or after an Interest Record Date on which the Holders of record have a right to receive the corresponding interest due and Liquidated Damages, if any, and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Mandatory Redemption

      The Notes will not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes.

Selection and Notice

      In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

      Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder’s last address as then shown upon the registry books of our registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount of such Note to be redeemed and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment of the redemption price.

Offers to Repurchase the Notes

Repurchase of Notes at the Option of the Holder Upon a Change of Control

      The Indenture provides that, in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the “Change of Control Offer”), to require us to repurchase all or any part of such Holder’s Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) at a cash price equal to 101% of the principal amount thereof (the “Change of Control Purchase Price”), together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Change of Control Purchase Date.

      The Change of Control Offer shall be made within 30 Business Days following a Change of Control and shall remain open for at least 20 Business Days and not more than 30 Business Days following its commencement (the “Change of Control Offer Period”). Upon expiration of the Change of Control Offer Period, we promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

      As used herein, a “Change of Control” means: (i) any merger or consolidation of us with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of our assets, on a consolidated basis, in one transaction or a series of related transactions, if immediately after giving effect to such transaction(s), any Person is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the aggregate Voting Equity Interests of the transferee(s) or surviving entity or entities; (ii) any Person is or becomes the Beneficial Owner, directly or indirectly, or more than 50% of the voting power of the aggregate Voting Equity Interests of the Company; (iii) the Continuing Directors cease for any reason to constitute a majority of our Board of Directors then in office; (iv) we adopt a plan of liquidation or (v) any merger or consolidation of us with or into another Person or the merger of another Person with or into us, or the sale of all or substantially all of our assets to another Person, if our securities that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of our Voting Equity Interests are changed into or exchanged for, cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the Surviving Person or transferee that represent, immediately after such transaction, a majority of the aggregate voting power of the Voting Equity Interests of the Surviving Person or transferee.

      As used in this covenant, Person (including any group that is deemed to be a “person”) has the meaning given by Section 13(d) of the Exchange Act, whether or not applicable.

      On or before the Change of Control Purchase Date, we will:

(1) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent for us (the “Paying Agent”) cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered, and

(3) deliver to the Trustee the Notes so accepted together with an Officers’ Certificate listing the Notes or portions thereof being purchased by us.

      The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so purchased will be delivered promptly by us to the Holder thereof. We publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

      The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management.

      The phrase “all or substantially all” of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets has occurred. In addition, no assurances can be given that we will have funds available to acquire Notes tendered upon the occurrence of a Change of Control. See “Risk Factors — We may not have the ability to raise the funds necessary to refinance the repurchase offer required by the Indenture in the event of a proposed change of control.”

      Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not in and of itself cause a breach of our obligations under this covenant.

      If the Change of Control Purchase Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

      We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Limitation on Sale of Assets and Subsidiary Stock

      The Indenture provides that we will not and we will not permit any of our Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of one of our Subsidiaries), and including any sale or other transfer or issuance (but not an issuance, in the case of an Unrestricted Subsidiary) of any Equity Interests of any of our Subsidiaries or Unrestricted Subsidiaries, whether by us or one of our Subsidiaries and including any sale-leaseback transaction (any of the foregoing, an “Asset Sale”), unless, with respect to any Asset Sale or related series of Asset Sales involving securities, property or assets with an aggregate fair market value in excess of $5 million (an Asset Sale (including a series of related Asset Sales) of less than or equal to $5 million shall not be subject to this covenant), (a) at least 75% (or 50%, in the case of the sale of the Transportation Management System business of the Company) of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents and (b) our Board of Directors determines in good faith that we will be receiving or such Subsidiary will be receiving, as applicable, fair market value for such Asset Sale. Solely for purposes of the preceding sentence “cash and Cash Equivalents” shall include (i) any of our or our Subsidiaries’ liabilities (as shown on our or our Subsidiaries’ most recent balance sheet), other than (x) Indebtedness under our Credit Agreement, (y) contingent liabilities and (z) liabilities that are by their terms subordinated to the Notes or any Guarantee assumed by the purchaser; provided, that, in each case, we are and our Subsidiaries are fully released from obligations in connection therewith, (ii) assets for use in a Related Business or Equity Interests of a Person that becomes a Subsidiary which is primarily engaged in a Related Business, (iii) Indebtedness incurred under the Credit Agreement that is assumed by a transferee; provided that we and our Subsidiaries are fully released from obligations in connection with the amounts assumed and the assumed Indebtedness permanently reduced the Indebtedness under the Credit Agreement (and in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount); provided further, that if Indebtedness under the Credit Agreement in the form of letters of credit are assumed by the purchaser in connection with the sale of the Transportation Management Systems business of the Company, and we and our Subsidiaries are fully released from obligations in connection with such letters of credit, then the Credit Agreement need not be permanently reduced by the amount of such assumed letters of credit, and (iv) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents; provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

      Within 365 days following such Asset Sale, Net Cash Proceeds therefrom (the “Asset Sale Amount”) shall be:

(a)(i) used to retire Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale, or (ii) used to retire and permanently reduce Indebtedness incurred under the Credit Agreement; provided, that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount; or

(b) used to make (i) capital expenditures or (ii) investments in assets and property (other than notes, bonds, obligations and securities, except in connection with the acquisition of a Person in a Related Business that becomes a Subsidiary and that, if required under the Indenture, becomes a Guarantor) which in the good faith reasonable judgment of our Board of Directors will immediately constitute or be a part of or useful in a Related Business of the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction; or we shall, within such 365-day period, enter into a legally binding agreement to apply such Net Cash Proceeds as described in this clause (b) within six months after such agreement is entered into and apply such Net Cash Proceeds in accordance with the provisions of this clause (b); provided, that if such agreement terminates, the Company shall have until the later of (i) 90 days after the date of such termination and (ii) 365 days after the date of the Asset Sale resulting in such Net Cash Proceeds to effect such application.

      The accumulated Net Cash Proceeds from Asset Sales and from any Event of Loss not applied as set forth in the preceding paragraph shall constitute “Excess Proceeds.” Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest or use for general corporate purposes (other than Restricted Payments that are not solely Restricted Investments) the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

      When the Excess Proceeds equal or exceed $15 million, within 20 Business Days the Company shall offer to repurchase the Notes, together with any other Indebtedness ranking on a parity with the Notes and with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the “Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Asset Sale Offer Price”) together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment. The Asset Sale Offer shall remain open for at least 20 Business Days following its commencement (the “Asset Sale Offer Period”).

      Upon expiration of the Asset Sale Offer Period, we shall apply an amount equal to the Excess Proceeds (the “Asset Sale Offer Amount”) plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered in accordance with the provisions hereof (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment). To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may use any remaining Net Cash Proceeds as otherwise permitted by the Indenture. Following the consummation of each Asset Sale Offer, the Excess Proceeds amount shall be reset to zero.

      Notwithstanding, and without complying with, the provisions of this covenant:

(1) we may and our Subsidiaries may, in the ordinary course of business, (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and (b) liquidate Cash Equivalents;

(2) we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant “Certain Covenants—Limitation on Merger, Sale or Consolidation;”

(3) we may and our Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of such Subsidiary, as applicable;

(4) we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us or any of our Subsidiaries;

(5) we may and each of our Subsidiaries may surrender or waive contract rights or may settle, release or surrender tort or other litigation claims in the ordinary course of business or grant Liens not prohibited by the Indenture; and

(6) we may and our Subsidiaries may make Permitted Investments (other than pursuant to clause (a) of the definition thereof) and Restricted Investments that are not prohibited by the covenant described under “Certain Covenants — Limitation on Restricted Payments.”

      All Net Cash Proceeds from an Event of Loss (other than the proceeds of any business interruption insurance) shall be reinvested or used as otherwise provided above in clauses (a) or (b) of the second paragraph of this covenant.

      Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our Subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under this covenant.

      If the payment date in connection with an Asset Sale Offer hereunder is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any, due on such Interest Payment Date) will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Certain Covenants

      The Indenture contains certain covenants that will, among other things, restrict our ability to borrow money, pay dividends on or repurchase capital stock, make investments and sell assets or enter into mergers or consolidations. The following summary of certain covenants of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, details your rights as a holder of the Notes.

Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

      The Indenture provides that, except as set forth in this covenant, we will not and we will not permit any of our Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

      Notwithstanding the foregoing if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness, and

(2) on the date of such incurrence (the “Incurrence Date”), our Interest Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Interest Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1.0 (the “Debt Incurrence Ratio”), then we and the Guarantors may incur such Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness).

      In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit:

(1) our incurrence or the incurrence by any Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $75 million, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to clause (a)(ii) of the second paragraph of the covenant “Limitation on Sale of Assets and Subsidiary Stock” or (2) assumed by a transferee in an Asset Sale (to the extent not excluded pursuant to clause (iii) of the first paragraph of the covenant “Limitation on Sale of Assets and Subsidiary Stock”) so long as neither the Company nor such Guarantor continues to be an obligor under such Indebtedness;

(2) our incurrence or the incurrence by any Guarantor of Purchase Money Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this clause (2) (plus any Refinancing Indebtedness incurred to repay, redeem, discharge, retire, defease, refinance, replace or refund such Indebtedness) of up to $20 million; provided that, in each case, such Indebtedness shall not constitute more than 100% of our cost or the cost of such Guarantor (determined in accordance with GAAP in good faith by our Board of Directors), as applicable, of the property so acquired, constructed, installed, improved or leased with such Purchase Money Indebtedness; and

(3) our incurrence or the incurrence by any Guarantor of Acquired Indebtedness; provided that, with respect to any Acquired Indebtedness incurred and outstanding pursuant to this clause (3), (x) it shall have been incurred prior to the time that the debtor thereunder was acquired by or merged into us or any of our Subsidiaries, or prior to the time that the related asset was acquired by us or any of our Subsidiaries, and was not incurred in connection with, or in contemplation of, such acquisition or merger, and (y) immediately after giving effect to such transaction on a pro forma basis, we shall be able to incur an additional $1.00 of Indebtedness under the Debt Incurrence Ratio; and

(4) our incurrence or the incurrence by any Guarantor of Indebtedness not otherwise included as “Permitted Indebtedness” in an aggregate amount incurred and outstanding at any time pursuant to this clause (4) (plus any Refinancing Indebtedness incurred to repay, redeem, discharge, retire, defease, refinance, replace or refund such Indebtedness) of up to $10 million.

      Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of our Subsidiaries (including upon designation of any Person as a Subsidiary) or is merged with or into or consolidated with us or one of our Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of our Subsidiaries or is merged with or into or consolidated with us or one of our Subsidiaries, as applicable.

      Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee by a Guarantor of our Indebtedness or of the Indebtedness of another Guarantor incurred in accordance with the terms of the Indenture (other than guarantees with respect to Indebtedness incurred pursuant to clause (b) of the definition of Permitted Indebtedness) made at the time such Indebtedness was incurred or if later at the time the guarantor thereof became a Guarantor will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence we may designate pursuant to which provision of this covenant (including which portion of the definition of Permitted Indebtedness) such Indebtedness is being incurred and we may subdivide an amount of Indebtedness and such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant (or other portion of the definition of Permitted Indebtedness) (except that all Indebtedness outstanding under the Credit Agreement on the original Issue Date shall be deemed to have been incurred pursuant to clause (1) of the third paragraph of this covenant and all Indebtedness under the Notes, the Guarantees and the Indenture shall be deemed to have been incurred pursuant to clause (a) of the definition of Permitted Indebtedness).

Limitation on Restricted Payments

      The Indenture provides that we will not and we will not permit any of our Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis:

(1) a Default or an Event of Default shall have occurred and be continuing,

(2) we are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” and

(3) the aggregate amount of all Restricted Payments made by us and our Subsidiaries, on and after the Issue Date, would exceed, without duplication, the sum of:

(a) 50% of our aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on the first day of the fiscal quarter in which the Issue Date occurs, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which our consolidated financial statements are required to be delivered to the Trustee or, if sooner, filed with the Securities and Exchange Commission (the “Commission”) (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

(b) 100% of the aggregate Net Cash Proceeds received by us from the issuance or sale of our Qualified Capital Stock (other than (i) to one of our Subsidiaries, (ii) to the extent applied in connection with a Qualified Exchange or, to avoid duplication, otherwise given credit for in any provision of this or the following paragraph or (iii) used as consideration to make a Permitted Investment), after the Issue Date, plus

(c) except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to the net reduction in Investments (other than returns of or from Permitted Investments) in any Person (including an Unrestricted Subsidiary) resulting from cash distributions on or cash repayments of any Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the Company or any Subsidiary or from the Net Cash Proceeds from the sale of any such Investment or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Company or any Subsidiary in such Person, including, if applicable, such Unrestricted Subsidiary, less the cost of disposition.

      The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit:

(w) repurchases, redemptions, or other retirements or acquisitions of Capital Stock from our employees, directors or managers (or their heirs or estates) or employees, directors or managers (or their heirs or estates) of our Subsidiaries upon the death, disability or termination of employment or pursuant to the terms of any subscription, stockholder or other agreement or plan approved by the Board of Directors in an aggregate amount pursuant to this clause (w) to all employees, directors or managers (or their heirs or estates) not to exceed (i) $500,000 per year on and after the Issue Date, or (ii) $2 million in the aggregate pursuant to this clause (w); provided that the Company’s purchase of shares of its common stock from employees to pay for income tax obligations which arise in connection with the vesting of restricted stock awards shall not count for purposes of the limits contained in clauses (i) and (ii) hereof.

      The foregoing clauses (1), (2) and (3) will not prohibit:

(x) any dividend, distribution or other payment by any of our Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests,

(y) a Qualified Exchange, or

(z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions.

      The full amount of any Restricted Payment made pursuant to the foregoing clauses (w), (x) and (z) (but not pursuant to clause (y)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph under the heading “— Limitation on Restricted Payments.”

      For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of our Board of Directors, at the time made or returned, as applicable. Additionally, within 10 Business Days of each Restricted Payment in excess of $500,000 that is not a Restricted Investment, we shall deliver an Officers’ Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the Indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

      The Indenture provides that we will not and we will not permit any of our Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of our Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, us or any of our Subsidiaries, except:

(1) restrictions imposed by the Notes, the Guarantees or the Indenture or by our other Indebtedness (which may also be guaranteed by Guarantors) ranking pari passu with the Notes or the Guarantees, as applicable; provided, that such restrictions are no more restrictive in any material respect than those imposed by the Indenture and the Notes,

(2) restrictions imposed by applicable law,

(3) existing restrictions as of the Issue Date, including those under Existing Indebtedness,

(4) restrictions under any Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any Subsidiary not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by us or any of our Subsidiaries, which restrictions, in each case, existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,

(5) any restriction imposed by Indebtedness incurred under the Credit Agreement pursuant to clause (1) of the third paragraph of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;” provided, that such restriction or requirement is no more restrictive in any material respect than that imposed by the Credit Agreement on the Issue Date,

(6) restrictions with respect solely to any of our Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all of the Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,

(7) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;”

provided, that such restrictions relate only to the transfer of the property acquired, constructed, installed, improved or leased with the proceeds of such Purchase Money Indebtedness,

(8) in connection with and pursuant to permitted refinancings, the replacements of restrictions imposed pursuant to clauses (1), (3), (4) or (7) or this clause (8) of this paragraph that are not more restrictive in any material respect than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced, and

(9) any other customary provisions arising or agreed to in the ordinary course of business consistent with past practice, not relating to Indebtedness or Capital Stock, that do not individually or in the aggregate detract from the value of the assets of the Company or any Guarantor.

      Notwithstanding the foregoing, (a) leases, licenses or contracts entered into in the ordinary course of business, consistent with industry practice may be subject to customary restrictions on subletting or assignment, and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture, may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

      Nothing contained in this covenant will prevent the Company or any Subsidiary from creating, incurring, assuming or suffering to exist any Lien otherwise permitted under “— Limitation on Liens.”

Limitation on Liens

      We will not and we will not permit any of our Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, other than Permitted Liens, upon any of their respective assets (including, without limitation, all real, tangible or intangible property) now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom or convey any right to receive income therefrom unless we provide, and cause our Subsidiaries to provide, concurrently therewith, that the Notes and the applicable Guarantees are equally and ratably so secured; provided that if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be contractually subordinate and junior to the Lien securing the Notes (and any related applicable Guarantees) with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes (and any related applicable Guarantees) and provided, further, that this clause shall not be applicable to any Liens securing any such Indebtedness which became our Indebtedness pursuant to a transaction subject to the provisions of the Indenture described below under “Limitation on Merger, Sale or Consolidation” or which constitutes Acquired Indebtedness and which in either case were in existence at the time of such transaction (unless such Indebtedness was incurred or such Lien created in connection with or in contemplation of, such transaction), so long as such Liens do not extend to or cover any of our property or assets or any property or assets of any of our Subsidiaries other than property or assets acquired in such transaction.

Sale-Leaseback Transactions

      The Company will not, and will not permit any of its Subsidiaries to, enter into any sale-leaseback transaction (other than a sale-leaseback transaction between the Company and one or more Guarantors or among Guarantors); provided that the Company and the Guarantors may enter into a sale-leaseback transaction if:

(1) the Company or such Guarantor could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-leaseback transaction under the Debt Incurrence Ratio in the second paragraph of the covenant described above under the caption “— Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Limitation on Liens;”

(2) the gross cash proceeds of such sale-leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of such sale-leaseback transaction; and

(3) the transfer of assets in such sale-leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Limitation on Sale of Assets and Subsidiary Stock.”

Limitation on Transactions with Affiliates

      The Indenture provides that neither we nor any of our Subsidiaries will be permitted on or after the Issue Date to enter into any contract, agreement, arrangement or transaction with any Affiliate (an “Affiliate Transaction”), or any series of related Affiliate Transactions, (other than Exempted Affiliate Transactions and transactions subject to written agreements to which the Company or any Subsidiary is a party as of the Issue Date), unless (1) it is determined that the terms of such Affiliate Transaction are fair and reasonable to us, and no less favorable to us than could have been obtained in an arm’s length transaction with a non-Affiliate and (2) if involving consideration to either party of $5 million or more, such Affiliate Transaction(s) has been approved by a majority of the members of our Board of Directors that are disinterested in such transaction, and (3) if involving consideration to either party of $10 million or more (or if no members of our Board of Directors are disinterested in such transaction), we and/or our applicable Subsidiaries, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to us from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.

Limitation on Merger, Sale or Consolidation

      The Indenture provides that we will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons unless:

(1) either (a) we are the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our Obligations in connection with the Notes and the Indenture;

(2) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

(3) unless such transaction is solely the merger of us and one of our Wholly Owned Subsidiaries in a transaction which is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the consolidated, resulting, surviving or transferee entity is at least equal to our Consolidated Net Worth immediately prior to such transaction; and

(4) unless such transaction is solely the merger of us and one of our Wholly Owned Subsidiaries in a transaction which is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis, the consolidated, resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant “— Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;” and

(5) each Guarantor, shall have, if required by the terms of the Indenture, confirmed in writing that its Guarantee shall apply to the obligations of the Company or the surviving entity in accordance with the Notes and the Indenture.

      Upon any consolidation or merger in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged shall succeed to and (except in the case of a lease or any transfer of all or substantially all of our assets) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Trustee may, if applicable, require any such Person to ensure, by executing and delivering appropriate instruments and opinions of counsel, that the Trustee continues to hold a Lien, having the same relative priority as was the case immediately prior to such transactions, on all collateral for the benefit of the Holders.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets shall be deemed to be the transfer of all or substantially all of our properties and assets.

Guarantors

      The Indenture provides that all of our present and future domestic Subsidiaries (other than Orbital International, Inc. (“OII”), Orbital Communications Corporation (“OCC”) and Orbital Holdings Corporation (“OHC” and, together with OII and OCC, the “Non-Guarantor Subsidiaries”) unless and until the revenue of the Non-Guarantor Subsidiaries, in the aggregate, exceeds 1% of the revenue of the Company and its Consolidated Subsidiaries, or the book value of the assets of the Non-Guarantor Subsidiaries, in the aggregate, exceeds 1% of the book value of the assets of the Company and its Consolidated Subsidiaries) jointly and severally will guaranty all principal, premium, if any, and interest on the Notes on a senior basis and deliver to the Trustee an opinion of counsel that such guaranty has been duly authorized, executed and delivered if (1) any of our Subsidiaries that is not a Guarantor guarantees any of our other Indebtedness or any other Indebtedness of any Subsidiary, or we or any of our Subsidiaries, individually or collectively, pledges more than 65% of the Voting Equity Interests of any Subsidiary that is not a Guarantor to a lender to secure our Indebtedness or any Indebtedness of any Subsidiary or (2) any individual domestic Subsidiary has revenue that, in the aggregate, exceeds 1% of the revenue of the Company and its Consolidated Subsidiaries, taken as a whole, or the book value of the assets of any individual domestic Subsidiary, in the aggregate, exceeds 1% of the book value of the assets of the Company and its Consolidated Subsidiaries, taken as a whole). As is the case with all other covenants, the term Subsidiary does not include Unrestricted Subsidiaries.

Release of Guarantors

      The Indenture provides that no Guarantor will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, subject to the provisions of the following paragraph and the other provisions of the Indenture, (1) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall guarantee, on a senior basis, all of such Guarantor’s obligations under such Guarantor’s Guarantee on the terms set forth in the Indenture and deliver to the Trustee an opinion of counsel that such guaranty has been duly authorized, executed and delivered; and (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing. The provisions of the covenant shall not apply to the merger of any Guarantors with and into each other or with or into us.

      Upon the sale or disposition (including by merger or stock purchase) of a Guarantor (as an entirety) to an entity which is not and is not required to become a Guarantor, the designation of a Subsidiary as an Unrestricted Subsidiary, or the liquidation or dissolution of a Guarantor, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant “Limitations on Sale of Assets and Subsidiary Stock”), such Guarantor will be deemed released from its Obligations under its Guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of any of our Indebtedness or any Indebtedness of any other of our Subsidiaries shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any of our Indebtedness or any Indebtedness of any of our Subsidiaries.

Limitation on Status as Investment Company

      The Indenture prohibits us and our Subsidiaries from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Reports

      The Indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will deliver to the Trustee and to each Holder and to prospective purchasers of Notes identified to us by the initial purchasers, within 15 days after we are or would have been (if we were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission at such times as are required to be filed.

Events of Default and Remedies

      The Indenture defines an “Event of Default” as:

(1) our failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

(2) our failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable,

(3) our failure or the failure by any of the Guarantors to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for the provisions under “Repurchase of Notes at the Option of the Holder Upon a Change of Control,” “Limitations on Sale of Assets and Subsidiary Stock,” and “Limitation on Merger, Sale or Consolidation,” the continuance of such failure for a period of 30 days after written notice is given to us by the Trustee or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding;

(4) certain events of bankruptcy, insolvency or reorganization in respect of us or any of our Significant Subsidiaries,

(5) a default occurs and is continuing (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) in our Indebtedness or the Indebtedness of any of our Subsidiaries with an aggregate amount outstanding in excess of $10.0 million (a) resulting from the failure to pay principal of or interest on such Indebtedness, or (b) if as a result of such default, the maturity of such Indebtedness has been accelerated prior to its stated maturity,

(6) final nonappealable unsatisfied judgments not covered by insurance aggregating in excess of $10.0 million, at any one time rendered against us or any of our Subsidiaries and not stayed, bonded or discharged within 60 days, and

(7) any Guarantee of a Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee.

      The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in your interest, except in the case of a default in the payment of the principal of, premium, if any, or interest on any of the Notes when due or in the payment of any redemption or repurchase obligation.

      If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) above) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders) may, and the Trustee at the request of the Holders will, declare all principal, premium, if any, and accrued interest (and Liquidated Damages, if any) on the Notes to be due and payable immediately. If an Event of Default specified in clause (4), above occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. In the event a declaration of acceleration because of an Event of Default set forth in clause (5) above solely by virtue of a default under any Indebtedness has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied, or cured or waived by the holders of the relevant Indebtedness, within 60 days after such event of default, provided that no judgment or decree for the payment of money due on the Notes has been obtained by the Trustee.

      Except as provided in the Indenture with respect to provisions that cannot be waived or amended without the consent of the Holder of each outstanding Note, at any time after a declaration of acceleration has been made and before a judgment for payment of money has been obtained by the Trustee, the Holders of not less than a majority in aggregate principal amount of the Notes, by written notice to us and the Trustee, may rescind the declaration of acceleration if (i) we have paid or deposited with the Trustee cash sufficient to pay all overdue interest, Liquidated Damages, if any, and certain additional amounts, and (ii) all Events of Default (other than the payment of the principal, premium, if any, interest and Liquidated Damages, if any, on the Notes that have become due solely by the declaration of acceleration) have been cured or waived as provided in the Indenture.

      Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, and except a Default in the payment of principal of or interest on any Note not yet cured or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

      Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

      The Indenture provides that we may, at our option, elect to discharge our obligations and the Guarantors’ obligations with respect to the outstanding Notes (“Legal Defeasance”). If Legal Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes and Guarantees, except that:

(1) Holders will be entitled to receive timely payments for the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes, from the funds deposited for that purpose (as explained below);

(2) Our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

(3) The Trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

(4) Other Legal Defeasance provisions of the Indenture will remain in effect.

      In addition, we may, at our option and at any time, elect to cause the release of our obligations and the Guarantors’ with respect to most of the covenants in the Indenture (except as described otherwise therein) (“Covenant Defeasance”). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to us or any Significant Subsidiary described under “Events of Default” will no longer constitute Events of Default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

      In order to exercise either Legal Defeasance or Covenant Defeasance (each, a “Defeasance”):

(1) We must irrevocably deposit with the Trustee, in trust, for the benefit of Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment or any redemption date thereof, and the Trustee must have, for the benefit of Holders, a valid, perfected, exclusive security interest in the trust;

(2) In the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(A) we have received from, or there has been published by the Internal Revenue Service, a ruling, or

(B) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

(3) In the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

(4) In the case of Legal Defeasance or Covenant Defeasance, (a) no Default or Event of Default may have occurred and be continuing on the date of the deposit and (b) no Event of Default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(5) The Defeasance may not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound;

(6) We must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

(7) We must deliver to the Trustee an Officers’ Certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

      The Defeasance will be effective on the day on which all the applicable conditions above have been satisfied.

      If the amount deposited with the Trustee to effect a Covenant Defeasance cannot be applied by reason of an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, or if any court enters an order avoiding the deposit of money or otherwise requires the payment of the money so deposited to the Company or to a fund for the benefit of its creditors, then (so long as the insufficiency exists or the order remains in effect) our and the Guarantors’ obligations under the Indenture and the Notes will be revived, and the Covenant Defeasance will be deemed not to have occurred.

Satisfaction and Discharge

      The Indenture provides that the Company may terminate its obligations and the obligations of the Guarantors under the Indenture, the Notes and the Guarantees (except as described below) when:

(a) all the Notes previously authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced and Notes for whose payment money has theretofore been deposited with the Trustee or the paying agent in trust or segregated and held in trust by the Company and thereafter repaid to the Company or a Guarantor) have been delivered to the Trustee for cancellation, or

(b) (i) all Notes have been called for redemption pursuant to the provisions under “— Optional Redemption” above by mailing to holders a notice of redemption or all Notes otherwise have become due and payable;

(ii) the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and interest and Liquidated Damages, if any, on the Notes to the date of redemption or maturity, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(iii) each of the Company and the Guarantors has paid all other sums payable by it under the Indenture, the Notes and the Guarantees,

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(v) such deposit shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound; and

(vi) the Company shall have delivered to the Trustee an Officers Certificate and an Opinion of Counsel confirming the satisfaction of all conditions set forth in clauses (i) through (v) above.

Amendments and Supplements

      The Indenture contains provisions permitting us, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, we, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture, or the Notes, or modify or waive the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:

(1) (A) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof at our option, or change the city of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at our option, on or after the Redemption Date), or (B) reduce the Change of Control Purchase Price or the Asset Sale Offer Price after the corresponding Asset Sale or Change of Control has occurred or (C) alter the provisions regarding our right to redeem the Notes, in a manner adverse to the Holders, or

(2) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or

(3) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(4) cause the Notes or any Guarantee to become contractually subordinate in right of payment to any other Indebtedness.

Governing Law

      The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

No Personal Liability of Partners, Stockholders, Officers, Directors

      The Indenture provides that no past, present or future, direct or indirect, stockholder, employee, officer, director, agent or representative of the Company, the Guarantors or any successor entity, as such, shall have any personal liability in respect of our Obligations or the Obligations of the Guarantors under the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any guarantee of the Notes. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Certain Definitions

      “Acquired Indebtedness” means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

      “Acquisition” means the purchase or other acquisition of any Person (or any business for which then current audited financial statements are available) or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

      “Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided, that with respect to ownership interest in the Company and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to possess control. Notwithstanding the foregoing, “Affiliate” shall not include Wholly Owned Subsidiaries.

      “Attributable Indebtedness” in respect of a sale-leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Average Life” means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

      “Beneficial Owner” or “beneficial owner,” for purposes of the definitions of Change of Control and Affiliate, has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not otherwise applicable.

      “Board of Directors” means, with respect to any Person, the board of directors (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

      “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

      “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      “Capital Stock” means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

      “Cash Equivalent” means:

(1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof) and securities issued by any state of the United States of America or any political subdivision thereof having the highest rating obtainable from either Moody’s Investors Service Inc. or Standard & Poor’s Rating Services,

(2) time deposits, certificates of deposit, bankers’ acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million,

(3) commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc.,

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in (1) and (2) above entered into with any financial institution meeting the qualifications specified in (2) above, or

(5) investment or money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in (1) through (4) of this definition,

and in the case of each of (1), (2), and (3), maturing within one year after the date of acquisition.

      “Consolidation” means, with respect to the Company, the consolidation of the accounts of the Subsidiaries with those of the Company, all in accordance with GAAP; provided, that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company. The term “consolidated” has a correlative meaning to the foregoing.

      “Consolidated EBITDA” means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of:

(1) Consolidated income tax expense,

(2) Consolidated depreciation and amortization expense,

(3) Consolidated Interest Expense,

(4) Debt extinguishment costs resulting from the redemption, repurchase, discharge or refinancing of Indebtedness of the Company, and

(5) all other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Consolidated Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing Consolidated Net Income of such Person, less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back pursuant to clauses (2) or (5) above in determining Consolidated EBITDA for such period or any prior period; provided, that consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than a Wholly Owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary.

      “Consolidated Interest Expense” of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

(a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (1) amortization of original issue discount and non-cash interest payments or accruals on any Indebtedness (excluding amortization of debt issuance costs), (2) the interest portion of all deferred payment obligations, and (3) all commissions, discounts and other fees and charges owed by such Person or its Consolidated Subsidiaries and not reimbursed by third parties with respect to bankers’ acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and

(b) the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries (other than dividends paid in shares of Qualified Capital Stock) in respect of Preferred Stock (other than by Subsidiaries of the Company to the Company or a Guarantor).

      For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

      “Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

(a) all gains (but not losses (other than any non-cash loss resulting from the Company’s sale of its Transportation Management Systems business)) which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock), together with any related provisions for taxes on any such extraordinary, unusual or non-recurring gain; provided that gains attributable to payments from mission success insurance policies shall not be excluded to the extent of any offsetting loss incurred during such period resulting from the failure to which such policy payment relates,

(b) the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person’s pro rata share of such Person’s net income for such period,

(c) the net income, if positive, of any of such Person’s Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary,

(d) all dividends and distributions from any Unrestricted Subsidiary for such period that are a net reduction in Investments of such Person made in such Unrestricted Subsidiary,

(e) the cumulative effect of any change in accounting principles,

(f) the amortization of original issue discount on the Notes and the amortization of debt issuance costs, in each case to the extent such amount is not paid in cash, and

(g) the debt extinguishment costs resulting from the refinancing transactions, as defined above in “Summary — Concurrent Refinancing Transactions.”

      “Consolidated Net Worth” of any Person at any date means the aggregate consolidated stockholders’ equity of such Person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders’ equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such Person or a Consolidated Subsidiary of such Person subsequent to the Issue Date, and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in Persons that are not Subsidiaries.

      “Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

      “Continuing Director” means during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company, if such agreement was approved by a vote of such majority of directors).

      “Credit Agreement” means that certain credit agreement, to be entered into as of the Issue Date, by and among the Company, certain of its Subsidiaries, certain financial institutions and Bank of America, N.A., as arranger and agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Credit Agreement” shall include one or more agreements in respect of Interest Swap and Hedging Obligations and letter of credit facilities with lenders (or Affiliates thereof) party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any credit agreement:

(1) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

(2) adding or deleting borrowers or guarantors thereunder, so long as borrowers and guarantors include one or more of the Company and its Subsidiaries and their respective successors and assigns,

(3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would not be prohibited by the covenant “— Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”, or

(4) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

      “Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

      “Disqualified Capital Stock” means with respect to any Person, (a) any Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased, including at the option of the holder thereof, by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes and (b) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company’s purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under “Repurchase of Notes at the Option of the Holder Upon a Change of Control” and “Limitation on Sale of Assets and Subsidiary Stock.” Capital Stock subject to repurchase obligations pursuant to employee benefit plans of the Company or its Subsidiaries shall not be considered Disqualified Capital Stock.

      “Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

      “Event of Loss” means, with respect to any property or asset, any (1) loss, destruction or damage of such property or asset or (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Exempted Affiliate Transaction” means (a) customary employee, director or consultant arrangements (including employment agreements) approved by a majority of independent (as to such transactions) members of the Board of Directors of the Company, (b) dividends permitted under the terms of the covenant discussed above under “— Limitation on Restricted Payments” above and payable, in form and amount, on a pro rata basis to all holders of common stock of the Company, (c) transactions solely between or among the Company and any of its Consolidated Subsidiaries or solely among Consolidated Subsidiaries of the Company, (d) agreements entered into that are approved by a bankruptcy court with respect to ORBIMAGE, (e) the purchase or sale of Common Stock by the Company from or to an Affiliate at a price per share equal to or less than the average closing price for the Common Stock as reported or quoted on a national securities exchange or national interdealer quotation system during the five trading days immediately preceding the date of such transaction and (f) Permitted Investments and Restricted Payments permitted under “— Limitation on Restricted Payments.”

      “Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date (after giving effect to the repayment or repurchase of the Company’s 12% Second Priority Secured Notes due 2006), reduced to the extent such amounts are repaid, refinanced or retired.

      “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect from time to time.

      “Guarantor” means each of the Company’s present and future Subsidiaries that at the time are guarantors of the Notes in accordance with the Indenture.

      “Indebtedness” of any Person means, without duplication,

(a) all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, or (3) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would ordinarily constitute a trade payable to trade creditors (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date unless such accounts payable or other obligations are being contested in good faith, in which case they will not constitute Indebtedness pending final resolution of such dispute);

(b) all liabilities and obligations, contingent or otherwise, of such Person (1) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(c) all net obligations of such Person under Interest Swap and Hedging Obligations;

(d) all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such Person has guaranteed or provided credit support or that are otherwise its legal liability or which are secured by any assets or property of such Person;

(e) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

(f) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

provided, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or U.S. Government Obligations (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of the indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute “Indebtedness.”

      For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

      The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (2) the principal amount thereof, together with any interest, premium or penalties thereon that are more than 30 days past due, in the case of any other Indebtedness.

      “Interest Coverage Ratio” of any Person on any date of determination (the “Transaction Date”) means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Interest Expense of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such Person’s Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation:

(1) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period,

(2) transactions giving rise to the need to calculate the Interest Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period,

(3) the incurrence of any Indebtedness (including issuance of any Disqualified Capital Stock) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) (other than Indebtedness incurred under any revolving credit facility) shall be assumed to have occurred on the first day of the Reference Period, and

(4) the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

      “Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

      “Investment” by any Person in any other Person means (without duplication):

(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, Capital Stock, bonds, notes, debentures or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition;

(b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business);

(c) other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant “— Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

(d) the making of any capital contribution by such Person to such other Person; and

(e) the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary.

      The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any Person (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such Person, in an amount equal to the Investments being made), at the time that such Person is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary of the Company shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company or any of its Subsidiaries shall be deemed to have made an Investment in a Person that is or was a Subsidiary if, upon the issuance, sale or other disposition of any portion of the Company’s or the Subsidiary’s ownership in the Capital Stock of such Person, such Person ceases to be a Subsidiary. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

      “Issue Date” means the date of first issuance of the Notes under the Indenture.

      “Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

      “Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

      “Net Cash Proceeds” means (without duplication) the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary) expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less (a) the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes, and (b) appropriate amounts to be provided by the Company or any of its Subsidiaries, as the case may be, as a reserve required in accordance with GAAP against any liability associated with such Asset Sale and retained by the Company or any such Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any such amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

      “Obligation” means any principal, premium or interest payment, or monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Notes or the Indenture, including any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

      “Offering” means the offering of the Notes by the Company.

      “Officers’ Certificate” means the officers’ certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

      “Permitted Indebtedness” means that:

(a) the Company and the Guarantors may incur Indebtedness evidenced by the Notes and the Guarantees issued pursuant to the Indenture up to the amounts being issued on the original Issue Date less any amounts repaid or retired;

(b) the Company and its Subsidiaries, as applicable, may incur Refinancing Indebtedness with respect to any Existing Indebtedness or Acquired Indebtedness or, with respect to the Company and the Guarantors, any Indebtedness (including Disqualified Capital Stock) described in clause (a) or incurred pursuant to the Debt Incurrence Ratio test of the covenant “— Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” or which was refinanced pursuant to this clause (b);

(c) the Company and its Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit, performance bonds and completion guarantees (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business consistent with our past practices.

(d) (i) the Company may incur Indebtedness owed to (borrowed from) any Guarantor, (ii) any Guarantor may incur Indebtedness owed to (borrowed from) any other Guarantor or the Company and (iii) any Subsidiary may incur Indebtedness owed to (borrowed from) any Guarantor or the Company; provided,that (x) in the case of Indebtedness of the Company, such obligations shall be unsecured and contractually subordinated in all respects to the Company’s obligations pursuant to the Notes and any event that causes such Guarantor no longer to be a Guarantor (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by the Company of such Indebtedness and any guarantor thereof subject to the covenant “— Limitation on Incurrence of Additional Indebtedness and Disqualified Stock,” (y) in the case of Indebtedness of a Guarantor, such obligations shall be unsecured and contractually subordinated in all respects to such Guarantor’s obligations pursuant to such Guarantor’s Guarantee and any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Guarantor borrower of such Indebtedness and any guarantor thereof subject to the covenant “— Limitation on Incurrence of Additional Indebtedness and Disqualified Stock,” and (z) in the case of Indebtedness of a Subsidiary pursuant to clause (iii), such obligations shall be unsecured and any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Subsidiary borrower of such Indebtedness and any guarantor thereof subject to the covenant “— Limitation on Incurrence of Additional Indebtedness and Disqualified Stock;”

(e) the Company and the Subsidiaries may incur Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates; and

(f) the Subsidiaries may incur Indebtedness under clauses (2), (3) and (4) of the covenant “— Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” in an aggregate amount of $5 million outstanding at any time, provided that the incurrence of such amount, plus all other Indebtedness incurred under such clauses, shall not exceed any of the dollar amounts referenced in such clauses.

      “Permitted Investment” means:

(a) any Investment in any of the Notes;

(b) any Investment in Cash Equivalents;

(c) intercompany notes to the extent permitted under clause (i) or (ii) of clause (d) of the definition of “Permitted Indebtedness;”

(d) any Investment by the Company or any Subsidiary in a Person in a Related Business if as a result of such Investment such Person immediately becomes a Subsidiary or such Person is immediately merged with or into the Company or a Subsidiary;

(e) other Investments in any Person or Persons made after the Issue Date, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (e) that are outstanding (after giving effect to any such Investments or any portions thereof that are returned to the Company or the Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (e)) in such Person or Persons at any time does not in the aggregate exceed $20 million (measured by the value attributed to the Investment at the time made or returned, as applicable);

(f) any Investment in any Person in exchange for the Company’s Qualified Capital Stock or the Net Cash Proceeds of any substantially concurrent sale of the Company’s Qualified Capital Stock;

(g) prepaid expenses and lease, utility and workers’ compensation, and other similar deposits made in the ordinary course of business consistent with the Company’s past practices;

(h) Interest Swap and Hedging Obligations to the extent permitted under clause (e) of the definition of “Permitted Indebtedness;”

(i) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the section “Repurchase at the Option of Holders — Sale of Assets and Subsidiary Stock;”

(j) stocks, obligations or securities received in satisfaction of judgments, foreclosures of liens on settlement of debts (whether pursuant to a plan of reorganization or otherwise;

(k) Investments in the form of advances to employees for travel, relocation and like expenses, in each case, in the ordinary course of business, consistent with the Company’s past practices;

(l) any Investment existing on the Issue Date or made pursuant to a legally binding written commitment in existence on the Issue Date; and

(m) Investments in our 12% Second Priority Notes due 2006.

      “Permitted Lien” means:

(a) Liens existing on the Issue Date;

(b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(c) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(d) Liens securing the Notes and the Guarantees;

(e) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

(f) Liens arising from Purchase Money Indebtedness incurred pursuant to the second paragraph of, or clause (2) of the third paragraph of, the covenant entitled “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;” provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness.

(g) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, and provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

(h) Liens securing Indebtedness incurred under the Credit Agreement incurred pursuant to clause (1) of the third paragraph of the covenant entitled “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;”

(i) Liens in favor of the Company or any Guarantor;

(j) Liens resulting from any judgment, decree, court order or award, to the extent not otherwise resulting in an Event of Default and any Liens that are required to perfect or enforce any rights in any administrative, arbitration or other court proceedings:

(k) Liens with respect to assets of a Guarantor granted by a Guarantor to the Company to secure Indebtedness owing to the Company;

(l) Liens with respect to cash collateralized letters of credit incurred pursuant to clause (c) of the definition of “Permitted Indebtedness;” and

(m) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Swap and Hedging Obligations permitted by clause (e) of the definition of “Permitted Indebtedness.”

      “Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

      “Preferred Stock” means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

      “Pro Forma” or “pro forma” shall have the meaning set forth in Regulation S-X of the Securities Act, unless otherwise specifically stated herein.

      “Public Equity Offering” means an underwritten public offering of Qualified Capital Stock of the Company pursuant to an effective registration statement filed under the Securities Act.

      “Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company and which is incurred substantially concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed.

      “Qualified Capital Stock” means any Capital Stock of the Company that is not Disqualified Capital Stock.

      “Qualified Exchange” means:

(1) any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company or any Guarantor with the Net Cash Proceeds received by the Company from the substantially concurrent issuance or sale of its Qualified Capital Stock (other than to a Subsidiary); or

(2) any issuance of Qualified Capital Stock of the Company in exchange for any Capital Stock or Indebtedness of the Company or any Guarantor.

      “Reference Period” with regard to any Person means the four full fiscal quarters for which financial statements are available (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

      “Refinancing Indebtedness” means Indebtedness (including Disqualified Capital Stock) (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, replace, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a “Refinancing”), any Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees (including consent fees) and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing (or, if earlier, 91 days after the Stated Maturity of the Notes), and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased (except to the extent of customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing).

      “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

      “Related Business” means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are related businesses.

      “Restricted Investment” means, in one or a series of related transactions, any Investment other than a Permitted Investment.

      “Restricted Payment” means, with respect to any Person:

(a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person,

(b) any payment (except to the extent with Qualified Capital Stock) on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person,

(c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness directly or indirectly, by such Person or a Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and

(d) any Restricted Investment by such Person;

provided, however, that the term “Restricted Payment” does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, (2) any dividend, distribution or other payment to the Company, or to any of the Subsidiaries, by the Company or any of its Subsidiaries and any Investment in any Subsidiary by the Company or any Subsidiary, or (3) payments made in connection with the repurchase or redemption of our 12% Second Priority Notes due 2006..

      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

      “Significant Subsidiary” shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

      “Stated Maturity,” when used with respect to any Note, means July 15, 2011.

      “Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument relating thereto to the Notes or such Guarantee, as applicable, in any respect.

      “Subsidiary,” with respect to any Person, means (1) a corporation a majority of whose Voting Equity Interests is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company for any purpose under the Indenture (including the definitions therein). Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company. Notwithstanding the foregoing, ORBIMAGE shall not be deemed a Subsidiary or an Unrestricted Subsidiary of the Company or its Subsidiaries.

      “TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations (and, if applicable, no-action letters) of the Commission thereunder.

      “Unrestricted Subsidiary” means (1) any subsidiary of the Company that does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company); provided, that such Subsidiary at the time of such designation (a) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (b) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries, and (2) any subsidiary of any Unrestricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, provided,that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant “Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.” Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

      “U.S. Government Obligations” means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

      “Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of directors or members of the comparable governing body generally.

      “Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) are owned by the Company or one or more Wholly Owned Subsidiaries of the Company or a combination thereof.

Registration Rights; Liquidated Damages

      Under the Registration Rights Agreement, the Company agreed to file this registration statement (the “Exchange Offer Registration Statement”) under the Securities Act relating to this exchange offer (the “Exchange Offer”). The Company also agreed to use its reasonable best efforts to cause the Exchange Offer Registration Statement to be effective continuously, to keep the Exchange Offer open for a period of not less than 20 Business Days and to cause the Exchange Offer to be consummated no later than the 30th Business Day after it is declared effective by the Commission.

      If (1) the Exchange Offer is not permitted by applicable law or Commission policy or (2) any Holder of outstanding notes which are Transfer Restricted Securities notifies the Company prior to the 20th business day following the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the outstanding notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds outstanding notes acquired directly from the Company or any of the Company’s affiliates, the Company will use reasonable best efforts to file with the Commission a shelf registration statement pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”) to register for public resale the Transfer Restricted Securities held by any such Holder who provides the Company with certain information for inclusion in the registration statement. The Company also agreed to use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective pursuant to the Securities Act as promptly as practicable after filing thereof (but in no event later than 90 days after the filing thereof) and to keep the Shelf Registration continuously effective under the Securities Act for 24 months after the 180th day following the Issue Date, or such shorter period ending when either (1) all Transfer Restricted Securities covered by the Shelf Registration Statement have been sold or (2) there cease to be outstanding any Transfer Restricted Securities (the “Effectiveness Period”).

      For the purposes of the Registration Rights Agreement, “Transfer Restricted Securities” means the outstanding notes and the exchange notes in each case that may not be sold absent registration or qualification under, or the availability of an exemption from the registration or qualification requirements of, applicable federal or state securities law.

      The Registration Rights Agreement provides that (1) if the Company fail to file an Exchange Offer Registration Statement with the Commission on or prior to the 90th day after the Issue Date, (2) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 180th day after the Issue Date, (3) if the Exchange Offer is not consummated on or before the 60th business day after the Exchange Offer Registration Statement is declared effective, (4) if obligated to file the Shelf Registration Statement, the Company fails to file the Shelf Registration Statement with the Commission on or prior to the 60th day after such filing obligation arises, (5) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 90th day after the obligation to file a Shelf Registration Statement arises, (6) if the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability or (7) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities at any time during the Effectiveness Period for a period of time which shall exceed 90 consecutive days or 120 days in the aggregate during any 365-day period (each, a “Registration Default”), the Company agrees to pay to each Holder of Transfer Restricted Securities affected thereby liquidated damages (“Liquidated Damages”) in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such Holder for each week or portion thereof that the Registration Default continues for the first 90-day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of $0.50 per week $1,000 per principal amount of Transfer Restricted Securities. The Company shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

      We will be permitted to suspend the use of the prospectus which is a part of the Shelf Registration Statement for a period not to exceed 90 consecutive days or an aggregate of 120 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events.

      All accrued Liquidated Damages shall be paid by the Company to Holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

BOOK ENTRY, DELIVERY AND FORM

      The outstanding notes were, and the exchange notes will be, initially issued in the form of one or more notes in registered, global form (“Global Notes”). The Global Notes were deposited on the date of the closing of the note offering with the Trustee, as custodian for the Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

      Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

      DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in this system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of these systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to these Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of these interests, may be affected by the lack of a physical certificate evidencing these interests.

      Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any of our agents or the Trustee’s agents has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on the payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our the responsibility or the responsibility of DTC or the Trustee. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which the Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute these Notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and may discontinue those procedures at any time. Neither we nor the Trustee nor any of our agents or the Trustee’s agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) We, at our option, notify the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) upon the request of the Trustee or the Holders of a majority of the outstanding principal amount of the Notes, after there has occurred and is continuing a Default or Event of Default with respect to the Notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

      We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any crediting of this type will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following discussion presents the opinion of Hogan & Hartson L.L.P., our tax counsel, regarding the material U.S. federal income tax consequences of participation in the exchange offer and of the ownership and disposition of exchange notes. The following discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986 (the “Code”), United States Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. The discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, S corporations or partnerships, expatriates, tax-exempt organizations, persons holding the notes as part of a straddle, hedge or conversion transactions, and persons with a functional currency other than the U.S. dollar. In addition, this discussion is limited to persons who purchased the outstanding notes for cash at the original issue at the original offering price. Moreover, the effect of any applicable state, local or foreign tax laws or of United States federal tax law other than income taxation is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

      As used herein, “United States Holder” means a beneficial owner of the notes who or that is:

(1) a citizen or resident of the United States,

(2) a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States or a political subdivision thereof,

(3) an estate, the income of which is subject to United States federal income taxation regardless of its source,

(4) a trust if (i) (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person, or

(5) otherwise subject to federal income tax on a net income basis in respect of such owner’s worldwide income.

      As used herein, a “non-United States Holder” means a beneficial owner of the notes who or that is not a United States Holder.

      If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership, and partners in such partnership, are urged to consult their tax advisors about the United States federal income tax consequences of purchasing, owning, and disposing of the notes.

      We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange, ownership or disposition of the notes or that any such position would not be sustained.

      Persons considering the tender of an outstanding note for an exchange note are urged to consult their tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Exchange of Outstanding Notes for Exchange Notes

      The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a taxable event to Holders. Rather, the exchange notes will be treated as a continuation of the outstanding notes for federal income tax purposes, and are referred to together as “notes” in this summary of federal income tax consequences. Consequently, no gain or loss will be recognized by a Holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note, and the initial basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

United States Holders

     Interest

      The stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that it is paid or accrued, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes.

Sale or Retirement of a Note

      A United States Holder of a note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such note in an amount equal to the difference between:

(1) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income) and

(2) the United States Holder’s adjusted tax basis in such note. A United States Holder’s initial tax basis in a note will be the price paid for the note.

      Any gain or loss recognized will generally be capital gain or loss, and such capital gain or loss will generally be long-term if the note has been held by the United States Holder for more than one year. Long-term capital gain for non-corporate taxpayers is subject to reduced rates of United States federal income taxation. The deductibility of capital loss is subject to limitations.

      United States Holders should be aware that the resale of the notes may be affected by the “market discount” rules of the Code under which a purchaser of a note acquiring the note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such note, to the extent of the market discount that has accrued but not been included in income while the note was held by such purchaser.

Liquidated Damages

      We intend to take the position that the liquidated damages described above under “Description of Notes — Registration Rights; Liquidated Damages” will, if they become payable, be taxable to a United States Holder as ordinary income at the time that they are paid or accrued in accordance with such holder’s method of accounting for tax purposes. The IRS, however, may take a different position, which could affect the timing of a United States Holder’s income with respect to such liquidated damages.

Non-United States Holders

      Interest paid to a non-United States Holder of the notes, unless effectively connected with such non-United States Holder’s trade or business in the United States, will not be subject to United States federal income or withholding tax, provided that:

(1) the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock,

(2) the non-United States Holder is not

(A) a controlled foreign corporation that is related to us through stock ownership or

(B) a bank that received the note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and

(3) the beneficial owner of the note provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a United States person in compliance with applicable requirements or an exemption is otherwise established.

      If these requirements cannot be met, a non-United States Holder will be subject to United States withholding tax at a rate of 30% (or lower treaty rate, if applicable) on interest payments.

      In general, any gain realized by any non-United States Holder, unless effectively connected with such non-United States Holder’s trade or business in the United States, upon the sale, exchange or redemption of a note will not be subject to United States federal income tax or withholding tax unless the non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the gain is realized and certain other conditions are satisfied.

      Any interest or gain effectively connected with the non-United States Holder’s trade or business in the United States (and, if an income tax treaty applies, generally is attributable to a United States “permanent establishment” maintained by such holder) will be subject to the graduated tax applicable to United States Holders, and with respect to corporate non-United States Holders, may also be subject to a branch profits tax at a rate of 30% or a lower rate under an applicable income tax treaty.

Information Reporting and Backup Withholding

      Information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sales before the maturity by, non-corporate United States Holders. Also, certain non-corporate United States persons may be subject to backup withholding on payments of principal and interest on the notes and the proceeds from a disposition of the notes. Backup withholding will only be imposed where the holder:

(1) fails to furnish its taxpayer identification number (“TIN”), which, for an individual, would ordinarily be his or her social security number,

(2) furnishes an incorrect TIN,

(3) is notified by the IRS that it has failed to properly report payments of interest or dividends, or

(4) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.

      Holders of the notes are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. However, interest paid with respect to a note and received by a non-United States Holder will not be subject to information reporting or backup withholding if the payor has received appropriate certification statements and provided that the payor does not have actual knowledge or reason to know that the holder is a United States Person.

      The payment of the proceeds from the disposition of notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a “United States related person,” as defined under the backup withholding Treasury regulations, will not be subject to information reporting or backup withholding.

      In the case of the payment of proceeds from the disposition of notes to or through a non-United States office of a broker that is a United States related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-United States Holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person (absent actual knowledge that the payee is a United States person).

      Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a refund or a credit against such Holder’s United States federal income tax liability, provided that the requisite procedures are followed.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the outstanding notes against various liabilities under the Securities Act.

LEGAL MATTERS

      The legality of the exchange notes offered by this prospectus are being passed upon for Orbital by Hogan & Hartson L.L.P.

EXPERTS

      The consolidated financial statements of Orbital as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, except as they relate to ORBCOMM Global, L.P., incorporated in this prospectus by reference to Orbital’s Annual Report on Form 10-K/ A for the fiscal year ended December 31, 2002, have been audited by PricewaterhouseCoopers LLP, independent accountants and, whose report thereon appear therein. Such financial statements have been included in reliance on the report of such independent accountants given on the authority of such firm as experts in accounting and auditing. The financial statements of Orbital Imaging Corporation as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 incorporated by reference to the aforementioned Annual Report on Form 10-K/ A of Orbital have been so incorporated in reliance on the report (which contains on explanatory paragraph relating to Orbital Imaging Corporation’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said Firm as experts in accounting and auditing.

      The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K/ A for the year ended December 31, 2002 include the financial statements of our former subsidiary, ORBCOMM Global, L.P., as of December 31, 2000 and for the year then ended. Such financial statements were audited by Arthur Andersen LLP, as indicated in their report. Arthur Andersen LLP has not consented to the incorporation by reference of their reports in this prospectus and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their reports in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, DC 20549

      You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330.

      The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. Reports, proxy statements and other information concerning Orbital may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, NY 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

      This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC, and any future filings made with the SEC prior to the termination of this exchange offer under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

      The file number for each of the listed documents is 1-14279.

      (1) Our annual report on Form 10-K for the year ended December 31, 2002, filed on March 12, 2003, as amended by our annual report on Form 10-K/ A for the year ended December 31, 2002, filed on March 14, 2003.

      (2) Our quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed on April 29, 2003.

      (3) Our quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed on July 30, 2003.

      (4) Our Current Report on Form 8-K, filed on January 22, 2003.

      (5) Our Current Report on Form 8-K, filed on April 24, 2003 (except for information furnished under item 9).

      (6) Our Current Report on Form 8-K, filed on June 27, 2003.

      (7) Our Current Report on Form 8-K, filed on July 2, 2003.

      (8) Our Current Report on Form 8-K, filed on July 3, 2003.

      (9) Our Current Report on Form 8-K, filed on July 18, 2003.

      You may obtain copies of documents incorporated by reference in this document, without charge, by writing us at the following address or calling us at the telephone number listed below:

Orbital Sciences Corporation

21839 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000
Attention: General Counsel

      By its terms, the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 is not available in the context of an exchange offer. Accordingly, any references to the safe harbor in the documents incorporated by reference into this prospectus are specifically not incorporated into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law sets forth provisions that define the extent to which a corporation organized under the laws of Delaware may indemnify directors, officers, employees or agents. Section 145 provides as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

      Paragraph Ten of Orbital’s Restated Certificate of Incorporation provides that Orbital shall, to the maximum extent permitted by Delaware law, indemnify and, upon request, advance expenses to any person:

”...who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amount paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim, provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.”

      Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of any director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit.

      Paragraph Nine of Orbital’s Restated Certificate of Incorporation provides that no director of Orbital shall be liable to Orbital or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

      In addition, Orbital has entered into substantially identical indemnification agreements with each of its Directors and Executive Officers and certain other officers. Orbital has agreed, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, to indemnify each indemnitee against all loss and expense incurred by the indemnitee because he was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of Orbital or any of its affiliates, or because Orbital has a right to judgment in its favor because of his position with Orbital or any of its affiliates. The indemnitee will be indemnified so long as he acted in good faith and in a manner reasonably believed by him to be in or not opposed to Orbital’s best interests. The agreement further provides that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under Orbital’s Restated Certificate of Incorporation, Bylaws or any agreement or vote of stockholders, nor may the Restated Certificate of Incorporation or Bylaws be amended to affect adversely the rights of any indemnitee.

Item 21.     Exhibits and Financial Statement Schedules.

      The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 22.     Undertakings.

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

      (e) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dulles, Commonwealth of Virginia, on August 7, 2003.

ORBITAL SCIENCES CORPORATION

By:	/s/ DAVID W. THOMPSON

David W. Thompson
Chairman of the Board and Chief
Executive Officer

POWER OF ATTORNEY

      We, the undersigned directors and officers of Orbital Sciences Corporation, do hereby constitute and appoint David W. Thompson and Garrett E. Pierce and each and any of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 7th day of August, 2003.

Signature	Title

/s/ DAVID W. THOMPSON David W. Thompson	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ JAMES R. THOMPSON James R. Thompson	Vice Chairman, President, Chief Operating Officer and Director

/s/ GARRETT E. PIERCE Garrett E. Pierce	Vice Chairman, Chief Financial Officer and Director (Principal Financial Officer)

/s/ HOLLIS M. THOMPSON Hollis M. Thompson	Vice President and Controller (Principal Accounting Officer)

/s/ DANIEL J. FINK Daniel J. Fink	Director

/s/ LENNARD A. FISK Lennard A. Fisk	Director

/s/ ROBERT M. HANISEE Robert M. Hanisee	Director

Signature	Title

Robert J. Hermann	Director

/s/ EDWARD F. CRAWLEY Edward F. Crawley	Director

/s/ JANICE I. OBUCHOWSKI Janice I. Obuchowski	Director

/s/ FRANK L. SALIZZONI Frank L. Salizzoni	Director

/s/ HARRISON H. SCHMITT Harrison H. Schmitt	Director

/s/ SCOTT L. WEBSTER Scott L. Webster	Director

EXHIBIT INDEX

Exhibit
No.	Description

3.1	Restated Certificate of Incorporation of Orbital Sciences Corporation (incorporated by reference to Exhibit 4.1 to the company’s Registration Statement on Form S-3 (File Number 333-08769) filed and effective on July 25, 1996).
3.2	By-Laws of Orbital Sciences Corporation, as amended on July 27, 1995 (incorporated by reference to Exhibit 3 to the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995)
3.3	Certificate of Amendment to Restated Certificate of Incorporation, dated April 29, 1997 (incorporated by reference to Exhibit 3.3 to the company’s Quarterly report on Form 10-K for the fiscal year ended December 31, 1998).
3.4	Certificate of Amendment to the Restated Certificate of Incorporation of Orbital Sciences Corporation, dated April 30, 2003 (incorporated by reference to Exhibit 3.4 to the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).
3.5	Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock, dated November 2, 1998 (incorporated by reference to Exhibit 2 to the company’s Registration Statement on Form 8-A filed on November 2, 1998).
4.1	Indenture, dated as of July 10, 2003, between Orbital Sciences Corporation and U.S. Bank, National Association (incorporated by reference to Exhibit 4.1 to the company’s Current Report on Form 8-K filed on July 18, 2003).
4.2	Registration Rights Agreement, dated as of July 10, 2003, by and among Orbital Sciences Corporation, Banc of America Securities LLC, Jefferies/Quarterdeck, LLC and Jefferies & Company, Inc. (incorporated by reference to Exhibit 10.1 to the company’s Current Report on Form 8-K filed on July 18, 2003).
4.3	Form of 9% Senior Note due 2011 (incorporated by reference to Exhibit 4.2 to the company’s Current Report on Form 8-K filed on July 18, 2003).
5.1	Opinion of Hogan & Hartson L.L.P. concerning the legality of the exchange notes.
8.1	Opinion of Hogan & Hartson L.L.P. concerning certain tax matters
12.1	Statement re Computation of Ratios.
23.1	Consent of PricewaterhouseCoopers LLP regarding the financial statements of Orbital Sciences Corporation and the financial statements of Orbital Imaging Corporation.
23.1.2 *	Consent of Arthur Andersen LLP regarding the financial statements of Orbital Communications Corporation and ORBCOMM Global, L.P. (omitted)
23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (included on signature page).
25.1	Statement of Eligibility of Trustee.

*	The consent of Arthur Andersen LLP, the former independent public accountants for the registrant’s former unconsolidated subsidiary, ORBCOMM Global, L.P. as of December 31, 2000 and 1999 and for the years ended, and the registrant’s subsidiary, Orbital Communications Corporation, as of December 31, 1999 and for the year then ended, could not be obtained after reasonable efforts and, accordingly, is being omitted pursuant to Rule 437a promulgated under the Securities Act of 1933, as amended. The absence of a consent from Arthur Andersen may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to the recent events surrounding that firm.